Item 6. Selected Financial Data

The following table presents selected historical information relating to financial condition and results of operations over the past five years.  The consolidated financial results have been recast for all periods presented to reflect the retrospective application of adopting the presentation and disclosure requirements of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements.”

		Years ended December 31,
		2008	2007	2006	2005	2004
(Amounts in thousands except per share amounts)
Revenues		$575,442	520,311	477,482	443,026	424,826
Income (loss) before income tax expense and cumulative effect of a change in accounting principle		$(2,295)	25,859	34,253	36,835	38,715
Cumulative effect of a change in accounting principal, net of income tax expense of $44 in 2006	$	---	---	64	---	---
Net income (loss)		$(3,372)	13,697	18,520	20,831	21,252
Net loss attributable to the non-controlling interest		$1,503	36	---	---	---
Net income (loss) attributable to GCI, Inc.		$(1,869)	13,733	18,520	20,831	21,252
Total assets		$1,335,090	984,233	914,659	873,775	849,191
Long-term debt, including current portion and net of unamortized discount		$716,831	538,398	489,462	475,840	437,137
Obligations under capital leases, including current portion		$100,329	2,851	2,857	672	39,661
Total GCI, Inc. stockholder’s equity		$258,704	252,955	240,395	243,620	228,604
Dividends declared per common share		$0.00	0.00	0.00	0.00	0.00

The Selected Financial Data should be read in conjunction with “Part II — Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

In the following discussion, GCI, Inc. and its direct and indirect subsidiaries are referred to as “we,” “us” and “our.”

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, we evaluate our estimates and judgments, including those related to the allowance for doubtful receivables, unbilled revenues, accrual of the USF high-cost area program subsidy, share-based compensation, reserve for future customer credits, valuation allowances for deferred income tax assets, depreciable and amortizable lives of assets, the carrying value of long-lived assets including goodwill, cable certificates and wireless licenses, our effective tax rate, purchase price allocations, the accrual of Cost of Goods Sold, depreciation, and contingencies and litigation. We base our estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilitiesthat are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. See also our “Cautionary Statement Regarding Forward-Looking Statements.”

We reclassified $16.7 million and $12.7 million of network maintenance and operations expense from selling, general and administrative expense to Cost of Goods Sold for 2007 and 2006, respectively.  We believe this change in presentation more closely aligns our maintenance and operations components to the nature of expenses included in our financial statement captions, and will improve the comparability of our financial statement presentation with our industry peers.

GCI, Inc. was incorporated under the laws of the State of Alaska in 1997 to affect the issuance of senior notes. GCI, Inc., a wholly-owned subsidiary of GCI, received through its initial capitalization all ownership interests in subsidiaries previously held by GCI. Shares of GCI’s Class A common stock are traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol of GNCMA. Shares of GCI’s Class B common stock are traded on the Over-the-Counter market. Shares of GCI, Inc.’s common stock are wholly owned by GCI and are not publicly traded.  The GCI and GCI, Inc. interim consolidated financial statements include substantially the same account activity.

The following discussion and analysis of financial condition and results of operations should be read in conjunction with our consolidated financial statements and supplementary data as presented in Item 8 of this Form 10-K.

General Overview

Through our focus on long-term results, acquisitions, and strategic capital investments, we strive to consistently grow our revenues and expand our margins. We have historically met our cash needs for operations, regular capital expenditures and maintenance capital expenditures through our cash flows from operating activities. Historically, cash requirements for significant acquisitions and major capital expenditures have been provided largely through our financing activities.  The ongoing weakness in the national economy and credit market turmoil continue to negatively impact consumer confidence and spending. If these trends continue, they could lead to reductions in consumer spending which could impact our revenue growth.  We believe the Alaska economy continues to perform well compared to most other states at the current time. Mortgage foreclosure rates in Alaska are the lowest in the nation and the commercial real estate market is steady. Alaska appears to be relatively well positioned to weather recessionary pressures despite the recent steep decline in energy prices. The State of Alaska has large cash reserves that should enable it to maintain its budget for at least the next two fiscal years. This is important for Alaska’s economy as the State is the largest employer and second largest source of gross state product. The majority of our revenue is driven by the strength of the Alaska economy which appears relatively well positioned to weather the recessionary pressures, nonetheless we cannot predict the impact the economic crisis may have on us.

Our five reportable segments are Consumer, Network Access, Commercial, Managed Broadband and Regulated Operations.  Our reportable segments are business units that offer different products, are each managed separately, and serve distinct types of customers.  The Network Access segment provides services to other common carrier customers and the Managed Broadband segment provides services to rural school districts, hospitals and health clinics.  Effective June 1, 2008, we purchased 100% of the outstanding stock of UUI and Unicom.  The financial results of the long-distance, local access and Internet services sold to consumer and commercial customers of certain of these acquired companies are reported in the Regulated Operations segment.  The financial results of the long-distance services sold to other common carrier customers and the managed broadband services components of certain of these acquired companies are included in the Network Access and Managed Broadband Services segments, respectively.  Effective July 1, 2008, we closed on our purchase of 100% of the ownership interests of Alaska Wireless whose results are included in the Consumer segment.

Following are our segments and the services and products each offers to its customers:

Reportable Segments
Services and Products	Consumer	Network Access	Commercial	Managed Broadband	Regulated Operations
Voice:
Long-distance	X	X	X		X
Local Access	X	X	X		X
Directories			X

Video	X		X

Data:
Internet	X	X	X	X	X

Data Networks		X	X	X
Managed Services			X	X
Managed Broadband Services				X

Wireless	X	X	X		X

An overview of our services and products follows.

Voice Services and Products
Long-distance
We generate long-distance services revenues from monthly plan fees and usage charges.

Factors that have the greatest impact on year-to-year changes in long-distance services revenues include the rate per minute charged to customers and usage volumes expressed as minutes of use.

Common carrier traffic routed to us for termination in Alaska is largely dependent on traffic routed to our common carrier customers by their customers. Pricing pressures, new program offerings, and market and business consolidations continue to evolve in the markets served by our other common carrier customers. If, as a result, their traffic is reduced, or if their competitors’ costs to terminate or originate traffic in Alaska are reduced, our traffic will also likely be reduced, and our pricing may be reduced to respond to competitive pressures, consistent with federal law. Additionally, disruption in the economy resulting from terrorist attacks and other attacks or acts of war could affect our carrier customers. We are unable to predict the effect on us of such changes. However, given the materiality of other common carrier revenues to us, a significant reduction in traffic or pricing could have a material adverse effect on our financial position, results of operations and liquidity.

Due in large part to the favorable synergistic effects of our bundling strategy focused on consumer and commercial customers, long-distance services continue to be a significant contributor to our overall performance, although the migration of traffic from our voice products to our data and wireless products continues.

Our long-distance service faces significant competition from AT&T Alascom, ACS, MTA, long-distance resellers, and certain smaller rural local telephone companies that have entered the long-distance market. We believe our approach to developing, pricing, and providing long-distance services and bundling different services will continue to allow us to be competitive in providing those services.

Local Access
We generate local access services revenues from four primary sources: (1) basic dial tone services; (2) data network and special access services; (3) origination and termination of long-distance calls for other common carriers; and (4) features and other charges, including voice mail, caller ID, distinctive ring, inside wiring and subscriber line charges.

The primary factors that contribute to year-to-year changes in local access services revenues include the average number of subscribers to our services during a given reporting period, the average monthly rates charged for non-traffic sensitive services, the number and type of additional premium features selected, the traffic sensitive access rates charged to carriers and amounts received from the USAC.

We estimate that our December 31, 2008, 2007 and 2006 total lines in service represent a statewide market share of 33%, 28% and 26%, respectively. At December 31, 2008, 2007 and 2006 71.6%, 53.8% and 36.8%, respectively, of our lines, including the lines of UUI at December 31, 2008, are provided on our own facilities.

Our local access service faces significant competition in Anchorage, Fairbanks, and Juneau from ACS, which is the largest ILEC in Alaska, and from Alascom in Anchorage for consumer services. Alascom has received certification from the RCA to provide local access services in Fairbanks and Juneau. In the Matanuska-Susitna Valley our local access service faces competition from MTA, the ILEC in this area.  In October 2007, we began offering local access service in the Kenai-Soldotna area and face competition from ACS, the ILEC in this area.  We compete against other smaller ILECs in certain smaller communities.  We believe our approach to developing, pricing, and providing local access services and bundling different services will allow us to be competitive in providing those services.

We are continuing to expand our local access service areas and will offer service in these new areas using a combination of methods. To a large extent, we plan to use our existing fiber and coaxial cable networks to deliver local access services. Where we do not have our own facilities, we may resell other carriers’ services, lease portions of an existing carrier’s network or seek wholesale discounts.

We plan to continue to deploy DLPS lines which utilize our coaxial cable facilities. This service delivery method allows us to utilize our own cable facilities to provide local access service to our customers and avoid paying local loop charges to the ILEC.

On May 1, 2008, the FCC issued an order adopting the recommendation of the Joint Board to impose a state-by-state interim cap on high cost funds to be distributed to competitive ETCs.  As part of the revised policy, the FCC adopted a limited exception from the cap for competitive ETCs serving tribal lands or Alaska Native regions.  While the operation of the cap will generally reduce the high cost fund amounts available to competitive ETCs as new competitive ETCs are designated and as existing competitive ETCs acquire new customers, providers like us who serve tribal lands or Alaska Native regions were provided some relief.  On March 5, 2009, the FCC issued an additional order waiving a previously adopted limitation to the exception, the result of which is to provide uncapped support for all lines served by competitive ETCs for tribal lands or Alaska Native regions during the time the interim cap is in effect.  The uncapped support for tribal lands or Alaska Native regions and the cap for all other regions will be in place until the FCC takes action on proposals for long term reform.

The Joint Board has recommended for FCC consideration long-term options for reforming USF support, including establishing separate funds for mobility and broadband support.  Separately, the FCC has issued two reform proposals for changing the basis for support amounts.  We cannot predict at this time the outcome of the FCC proceedings to consider USF reform proposals or their respective impacts on us.  Both these and any future regulatory, legislative, or judicial actions could affect the operation of the USF and result in a change in our revenue for providing local access services in new and existing markets and facilities-based wireless services in new markets.

UUI and its subsidiary, United-KUC, which were acquired by us effective June 1, 2008, are ILECs and therefore are subject to regulation by the RCA.  UUI and United-KUC do not face significant competition.

Directories
We sell advertising in our yellow pages directories to commercial customers, distribute white and yellow pages directories to customers in certain markets we serve, and offer an on-line directory.

Video Services and Products
We generate cable services revenues from three primary sources: (1) digital programming services, including monthly basic and premium subscriptions, pay-per-view movies, video on demand and one-time events, such as sporting events; (2) equipment rentals; and (3) advertising sales.

Our cable systems serve 40 communities and areas in Alaska, including the state’s five largest population centers, Anchorage, Fairbanks, the Matanuska-Susitna Valley, the Kenai Peninsula, and Juneau.  We transmit an entirely digital signal for all cable television channels in all markets we serve as of December 31, 2008.

The primary factors that contribute to period-to-period changes in cable services revenues include average monthly subscription rates and pay-per-view buys, the mix among basic, premium and digital tier services, the average number of cable television subscribers during a given reporting period, set-top box utilization and related rates, revenues generated from new product offerings, and sales of cable advertising services.

Our cable service offerings are bundled with various combinations of our long-distance, local access, and Internet services. Value-added premium services are available for additional charges.

Our cable television systems face competition primarily from alternative methods of receiving and distributing television signals, including DBS and digital video over telephone lines, and other sources of news, information and entertainment, including Internet services.

Data Services and Products
Internet
We generate Internet services revenues from three primary sources: (1) access product services, including cable modem, dial-up, and dedicated access; (2) network management services; and (3) wholesale access for other common carriers.

The primary factors that contribute to year-to-year changes in Internet services revenues include the average number of subscribers to our services during a given reporting period, the average monthly subscription rates, the amount of bandwidth purchased by large commercial customers, and the number and type of additional premium features selected.

Marketing campaigns continue to be deployed featuring bundled products. Our Internet offerings are bundled with various combinations of our long-distance, cable, and local access services and provide free or discounted basic or premium Internet services. Value-added premium Internet features are available for additional charges.

We compete with a number of Internet service providers in our markets. We believe our approach to developing, pricing, and providing Internet services allows us to be competitive in providing those services.

Data Networks
We generate data network services revenue from two primary sources: (1) leasing capacity on our facilities that utilize voice and data transmission circuits, dedicated to particular subscribers, which link a device in one location to another in a different location and (2) through the sale of IP based data services on a secured shared network to businesses linking multiple enterprise locations. The factor that has the greatest impact on year-to-year changes in data network services revenues is the number of data networks in use. We compete against Alascom, ACS and other local telecommunication service providers.

Managed Services
We design, sell, install, service and operate, on behalf of certain customers, communications and computer networking equipment and provide field/depot, third party, technical support, communications consulting and outsourcing services. We also supply integrated voice and data communications systems incorporating interstate and intrastate digital data networks, point-to-point and multipoint private network and small earth station services. There are a number of competing companies in Alaska that actively sell and maintain data and voice communications systems.

Our ability to integrate communications networks and data communications equipment has allowed us to maintain our market position based on “value added” support services rather than price competition. These services are blended with other transport products into unique customer solutions, including managed services and outsourcing.

Managed Broadband Services
We generate managed broadband services revenue through our SchoolAccess®, ConnectMD® and managed video conferencing products. Our customers may purchase end-to-end broadband services solutions blended with other transport and software products. There are several competing companies in Alaska that actively sell broadband services. Our ability to provide end-to-end broadband services solutions has allowed us to maintain our market position based on “value added” products and services rather than solely based on price competition.

SchoolAccess® is a suite of services designed to advance the educational opportunities of students in underserved regions of the country. Our SchoolAccess® division provides Internet and distance learning services designed exclusively for the school environment. The Schools and Libraries Program of the USF makes discounts available to eligible rural school districts for telecommunication services and monthly Internet service charges. The program is intended to ensure that rural school districts have access to affordable services.

Our network, Internet and software application services provided through our Managed Broadband segment’s Medical Services Division are branded as ConnectMD®. Our ConnectMD® services are currently provided under contract to medical businesses in Alaska, Washington and Montana. The Rural Health Care Program of the USF makes discounts available to eligible rural health care providers for telecommunication services and monthly Internet service charges. The program is intended to ensure that rural health care providers pay no more for telecommunications in the provision of health care services than their urban counterparts. Customers utilize ConnectMD® services to securely move data, images, or voice traffic, to include real time multipoint interactive video.

We offer a managed video conferencing product for use in distance learning, telemedicine and group communication and collaboration environments. The product is designed to offer customers enhanced communication services that support video, audio and data presentation. Our product benefits customers by reducing travel costs, improving course equity in education and increasing the quality of health services available to patients. The product bundles our data products, video conferencing services and optional rental of video conferencing endpoint equipment. Our video conferencing services include multipoint conferencing, ISDN gateway and transcoding services, online scheduling and conference control, and videoconference recording, archiving and streaming. We provide 24-hour technical support via telephone or online.

Wireless Services and Products
We generate wireless services and equipment revenues from four primary sources: (1) monthly plan fees; (2) usage and roaming charges; (3) wireless Internet access; and (4) handset and accessory sales.

We offer wireless services by selling services over our own facilities and reselling AT&T Mobility's services under the GCI brand name and by selling services over our own facilities under the Alaska DigiTel and Alaska Wireless brand names. We compete against AT&T Mobility, ACS, MTA, and resellers of those services in Anchorage and other markets.  The GCI and Alaska DigiTel brands compete against each other.

In December 2007 we signed an agreement with AT&T Mobility that provides for an orderly transition of our wireless customers from the AT&T Mobility network in Alaska to our wireless facilities. The agreement requires our customers to be on our wireless network by June 30, 2009, but allows our customers to use the AT&T Mobility network for roaming during the transition period.  The four-year transition period, which expires June 30, 2012, provides us adequate time to replace the AT&T Mobility network in Alaska with our own wireless facilities. We started transitioning our customers to our wireless facilities in November 2008.

On July 1, 2008, we completed the acquisition of all of the ownership interests in Alaska Wireless for an initial acquisition payment of $14.3 million.  In addition to the initial acquisition payment, we have agreed to a contingent payment in 2010 if certain financial conditions are met.  Alaska Wireless is a GSM cellular provider and an Internet service provider serving subscribers in the Dutch Harbor, Sand Point, and Akutan, Alaska areas.  In addition to the acquisition, we entered into a management agreement with the previous owners of Alaska Wireless.  The business continues to operate under the Alaska Wireless name and the previous owners continue to manage its day-to-day operations.  The results of operations generated by Alaska Wireless are included in wireless services in our Consumer segment.

We acquired the remaining non-controlling interest in Alaska DigiTel for a total consideration of $10.4 million effective August 18, 2008.  We now own 100% of Alaska DigiTel.  Prior to August 18, 2008, our control over the operations of Alaska DigiTel was limited as required by the FCC upon their approval of our initial acquisition completed in January 2007.  In conjunction with this acquisition we paid $1.8 million to terminate the management agreement entered into upon our acquisition of 82% of the equity interest of Alaska DigiTel in January 2007.  The termination cost is recorded in selling, general and administrative expense during the year ended December 31, 2008.

Results of Operations

The following table sets forth selected Statements of Operations data as a percentage of total revenues for the periods indicated (underlying data rounded to the nearest thousands):

				Percentage Change 1	Percentage Change 1
				2008	2007
	Year Ended December 31,			vs.	vs.
(Unaudited)	2008	2007	2006	2007	2006
Statements of Operations Data:
Revenues:
Consumer segment	44.5%	43.0%	37.5%	14.4%	24.9%
Network Access segment	26.7%	31.4%	34.9%	(5.9%)	(1.9%)
Commercial segment	19.9%	20.1%	22.2%	9.6%	(1.2%)
Managed Broadband segment	6.4%	5.5%	5.4%	28.7%	10.2%
Regulated Operations segment	2.5%	0.0%	0.0%	NM	NM
Total revenues	100.0%	100.0%	100.0%	10.6%	9.0%
Selling, general and administrative expenses	36.6%	33.8%	33.3%	19.7%	10.6%
Depreciation and amortization expense	19.9%	16.8%	17.2%	30.5%	6.7%
Operating income	8.3%	11.8%	14.1%	(22.0%)	(9.2%)
Other expense, net	8.7%	6.8%	6.9%	41.7%	6.7%
Income (loss) before income taxes and cumulative effect of a change in accounting principle in 2006	(0.4%)	5.0%	7.2%	(108.9%)	(24.4%)
Income (loss) before cumulative effect of a change in accounting principle in 2006	(0.6%)	2.6%	3.9%	(124.6%)	(25.6%)
Net income (loss)	(0.6%)	2.6%	3.9%	(124.6%)	(25.9%)
Net loss attributable to the non-controlling interest	0.3%	0.0%	0.0%	NM	NM
Net income (loss) attributable to GCI, Inc.	(0.3%)	2.6%	3.9%	(113.6%)	(25.9%)
________________________________
1  Percentage change in underlying data.

NM – Not meaningful.
________________________________

Year Ended December 31, 2008 (“2008”) Compared to Year Ended December 31, 2007 (“2007”)

Overview of Revenues and Cost of Goods Sold
Total revenues increased 10.6% from $520.3 million in 2007 to $575.4 million in 2008.  Revenue increases in our Consumer, Commercial, Managed Broadband and Regulated Operations segments were partially off-set by decreases in our Network Access segment.  See the discussion below for more information by segment.

Total Cost of Goods Sold increased 3.7% from $195.8 million in 2007 to $203.1 million in 2008. Cost of Goods Sold increases in our Consumer, Commercial, Managed Broadband and Regulated Operations segments were partially off-set by decreases in our Network Access segment.  See the discussion below for more information by segment.

Consumer Segment Overview
Consumer segment revenue represented 44.5% of 2008 consolidated revenues. The components of Consumer segment revenue are as follow (amounts in thousands):

			Percentage
	2008	2007	Change
Voice	$47,042	46,212	1.8%
Video	105,238	96,327	9.3%
Data	42,692	34,230	24.7%
Wireless	60,660	46,733	29.8%
Total Consumer segment revenue	$255,632	223,502	14.4%

Consumer segment Cost of Goods Sold represented 44.3% of 2008 consolidated Cost of Goods Sold. The components of Consumer segment Cost of Goods Sold are as follows (amounts in thousands):

			Percentage
	2008	2007	Change
Voice	$18,121	20,364	(11.0%)
Video	40,279	34,301	17.4%
Data	6,554	5,313	23.4%
Wireless	24,899	28,721	(13.3%)
Total Consumer segment Cost of Goods Sold	$89,853	88,699	1.3%

Consumer segment adjusted EBITDA, representing 34.5% of 2008 consolidated adjusted EBITDA, is as follows (amounts in thousands):

			Percentage
	2008	2007	Change
Consumer segment adjusted EBITDA	$58,949	46,808	25.9%

Selected key performance indicators for our Consumer segment follow:

	December 31,		Percentage
	2008	2007	Change
Voice:
Long-distance subscribers1	88,600	89,900	(1.5%)
Long-distance minutes carried (in millions)	128.6	135.8	(5.3%)
Total local access lines in service2	80,700	74,400	8.5%
Local access lines in service on GCI facilities2	68,700	50,700	35.5%

Video:
Basic subscribers3	132,500	128,000	3.5%
Digital programming tier subscribers4	71,900	65,800	9.3%
HD/DVR converter boxes5	67,800	50,200	35.1%
Homes passed	229,300	224,700	2.1%
Average monthly gross revenue per subscriber6	$67.40	$64.01	5.3%

Data:
Cable modem subscribers7	94,400	88,000	7.3%

Wireless:
Wireless lines in service8	88,700	70,000	26.7%
Average monthly gross revenue per subscriber9	$55.23	$58.29	(5.3%)

1 A long-distance customer is defined as a customer account that is invoiced a monthly long-distance plan fee or has made a long-distance call during the month.
2 A local access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network.
3 A basic cable subscriber is defined as one basic tier of service delivered to an address or separate subunits thereof regardless of the number of outlets purchased.
4 A digital programming tier subscriber is defined as one digital programming tier of service delivered to an address or separate subunits thereof regardless of the number of outlets or digital programming tiers purchased. Digital programming tier subscribers are a subset of basic subscribers.
5 A high definition/digital video recorder (“HD/DVR”) converter box is defined as one box rented by a digital programming or basic tier subscriber. A digital programming or basic tier subscriber is not required to rent an HD/DVR converter box to receive service.
6 Year-to-date average monthly consumer video revenues divided by the average of consumer video basic subscribers at the beginning and ending of the period.
7 A cable modem subscriber is defined by the purchase of cable modem service regardless of the level of service purchased. If one entity purchases multiple cable modem service access points, each access point is counted as a subscriber. Cable modem subscribers may also be video basic subscribers though basic cable service is not required to receive cable modem service.
8 A wireless line in service is defined as a revenue generating wireless device.
9 Year-to-date average monthly consumer wireless revenues divided by the average of consumer wireless subscribers at the beginning and ending of the period.

Consumer Segment Revenues
The increase in voice revenue is primarily due to a $2.8 million or 14.9% increase in the monthly local service network access fee and subscriber line charges as a result of increased local access lines partially offset by a $854,000 or 16.0% decrease in recognized support from the USAC primarily due to a change in our revenue accrual estimation to more precisely consider changes in FCC reimbursement and to consider uncertainties we believe may impact the amount of reimbursement we will receive.

The increase in video revenue is primarily due to the following:

•	A 7.4% increase in programming services revenue to $84.5 million in 2008 primarily resulting from an increase in basic and digital programming tier subscribers in 2008, and
•	A 19.1% increase in equipment rental revenue to $19.4 million in 2008 primarily resulting from our customers’ increased use of our HD/DVR converter boxes.

The increase in data revenue is primarily due to a 26.4% increase in cable modem revenue to $36.4 million due to increased subscribers and their selection of more value-added features.

The increase in wireless revenue is primarily due to an increase in the number of wireless subscribers and receipt of interstate common line support for prior periods.  Due to the uncertainty in our ability to retroactively claim reimbursement under the program, we accounted for this payment as a gain contingency and, accordingly, recognized revenue only upon receipt of payment when realization was certain.

Consumer Segment Cost of Goods Sold
The decrease in voice Cost of Goods Sold is primarily due to cost savings resulting from the increased deployment of local access services DLPS lines on our own facilities during 2008 and decreased voice minutes carried.

The video Cost of Goods Sold increase is primarily due to increased channels offered to our subscribers, increased rates paid to programmers, increased costs associated with delivery of digital services offered over our HD/DVR converter boxes due to the increased number of boxes in service, and increased subscribers.

The data Cost of Goods Sold increase is primarily due to increased internet circuit costs due to increased usage by customers and an increased number of cable modem subscribers.

The decrease in wireless Cost of Goods Sold is primarily due to decreased costs due to the June 4, 2008 implementation of the new distribution agreement with AT&T Mobility as described in "Part I – Item 1 –

Development of our Business During the Past Fiscal Year."  The decrease was partially off-set by costs associated with the increased number of wireless subscribers described above.

Consumer Segment Adjusted EBITDA
The increase in adjusted EBITDA was primarily due to increased margin resulting from increased subscribers for most product lines in 2008 and reduced wireless Cost of Goods Sold as described in “Consumer Segment Cost of Goods Sold” above.  The increased margin was partially offset by an increase in the selling, general and administrative expense that was allocated to our Consumer segment primarily due to an increase in the 2007 segment margin upon which the allocation is based.

See note 10 in the "Notes to Consolidated Financial Statements" included in Part II of this annual report on Form 10-K for a reconciliation of consolidated adjusted EBITDA, a non-GAAP financial measure, to consolidated income (loss) before income taxes.

Network Access Segment Overview
Network access segment revenue represented 26.7% of 2008 consolidated Revenues. The components of Network Access segment revenue are as follows (amounts in thousands):

			Percentage
	2008	2007	Change
Voice	$79,744	96,896	(17.7%)
Data	71,414	61,199	16.7%
Wireless	2,663	5,282	(49.6%)
Total Network Access segment revenue	$153,821	163,377	(5.9%)

Network Access segment Cost of Goods Sold represented 19.9% of 2008 consolidated Cost of Goods Sold. The components of Network Access segment Cost of Goods Sold are as follows (amounts in thousands):

			Percentage
	2008	2007	Change
Voice	$27,149	31,042	(12.5%)
Data	11,539	12,081	(4.5%)
Wireless	1,638	745	119.9%
Total Network Access segment Cost of Goods Sold	$40,326	43,868	(8.1%)

Network Access segment adjusted EBITDA, representing 43.0% of 2008 consolidated adjusted EBITDA, is as follows (amounts in thousands):

			Percentage
	2008	2007	Change
Network Access segment adjusted EBITDA	$73,647	82,441	(10.7%)

Selected key performance indicators for our Network Access segment follow:

	December 31,		Percentage
	2008	2007	Change
Voice:
Long-distance minutes carried (in millions)	1,094	1,251	(12.5%)

Data:
Total Internet service provider access lines in service1	1,800	2,600	(30.8%)

1 An Internet service provider access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network.

Network Access Segment Revenues
The decrease in voice revenue is primarily due to the June 4, 2008 implementation of the new distribution agreement with AT&T Mobility as described in "Part I – Item 1 – Development of our Business During the Past Fiscal Year."  The voice revenue decrease also resulted from an 8% decrease in our average rate per minute on billable minutes carried for our common carrier customers and the transition of voice traffic to dedicated networks.  The average rate per minute decrease is primarily due to a change in the composition of traffic and a 3.0% rate decrease mandated by federal law which will result in annual rate decreases of 3.0%.

The increase in data revenue is primarily due to an increase in circuits sold and from other common carriers moving switched voice services to data networks.

The decrease in wireless revenue results primarily from a decrease in our rate per minute on billable minutes carried for customers roaming on our network

Network Access Segment Cost of Goods Sold
The decrease in voice Cost of Goods Sold is primarily due to decreased long-distance minutes carried.  Partially offsetting this decrease is the absence of an $879,000 favorable adjustment based upon a refund for which negotiations were completed in 2007.  In the course of business, we estimate unbilled long-distance services Cost of Goods Sold based upon minutes of use processed through our network and established rates.  Such estimates are revised when subsequent billings are received, payments are made, billing matters are researched and resolved, tariffed billing periods lapse, or when disputed charges are resolved.

The decrease in data Cost of Goods Sold is primarily due to the absence of $878,000 in costs to repair breaks in our undersea and terrestrial fiber-optic cable systems in 2007 that did not recur in 2008.

Network Access Segment Adjusted EBITDA
The adjusted EBITDA decrease was primarily due to decreased margin resulting from the decreased rate per minute on billable minutes carried for our common carrier customers.  The decreased margin was partially offset by an increase in data circuits sold in 2008.

See note 10 in the "Notes to Consolidated Financial Statements" included in Part II of this annual report on Form 10-K for a reconciliation of consolidated adjusted EBITDA, a non-GAAP financial measure, to consolidated income (loss) before income taxes.

Commercial Segment Overview
Commercial segment revenue represented 19.9% of 2008 consolidated revenues. The components of Commercial segment revenue are as follows (amounts in thousands):

			Percentage
	2008	2007	Change
Voice	$29,398	30,761	(4.4%)
Video	9,604	8,018	19.8%
Data	70,068	61,052	14.8%
Wireless	5,590	4,809	16.2%
Total Commercial segment revenue	$114,660	104,640	9.6%

Commercial segment Cost of Goods Sold represented 29.3% of 2008 consolidated Cost of Goods Sold. The components of Commercial segment Cost of Goods Sold are as follows (amounts in thousands):

			Percentage
	2008	2007	Change
Voice	$19,581	20,225	(3.2%)
Video	1,551	1,616	(4.0%)
Data	34,391	27,469	25.2%
Wireless	3,957	4,182	(5.4%)
Total Commercial segment Cost of Goods Sold	$59,480	53,492	11.2%

Commercial segment adjusted EBITDA, representing 12.1% of 2008 consolidated adjusted EBITDA, is as follows (amounts in thousands):

			Percentage
	2008	2007	Change
Commercial segment adjusted EBITDA	$20,710	16,164	28.1%

Selected key performance indicators for our Commercial segment follow:

	December 31,		Percentage
	2008	2007	Change
Voice:
Long-distance subscribers1	9,700	10,500	(7.6%)
Total local access lines in service2	46,200	43,100	7.2%
Local access lines in service on GCI facilities 2	18,700	12,500	49.6%
Long-distance minutes carried (in millions)	129.5	131.3	(1.3%)

Data:
Cable modem subscribers3	8,900	8,500	4.7%

Wireless:
Wireless lines in service4	7,600	7,300	4.1%

1  A long-distance customer is defined as a customer account that is invoiced a monthly long-distance plan fee or has made a long-distance call during the month.
2  A local access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network.
3  A cable modem subscriber is defined by the purchase of cable modem service regardless of the level of service purchased. If one entity purchases multiple cable modem service access points, each access point is counted as a subscriber.
 4  A wireless line in service is defined as a revenue generating wireless device.

Commercial Segment Revenues
The decrease in voice revenue is primarily due to decreased long-distance subscribers and decreased voice minutes carried partially off-set by increased local access lines in service.

The increase in video revenue is primarily due to an increase in sales of cable advertising services due to the summer Olympics programming and state and federal political advertising.

Commercial segment data revenue is comprised of monthly recurring charges for data services and charges billed on a time and materials basis largely for personnel providing on-site customer support. This latter category can vary significantly based on project activity.  The increase in data revenue is primarily due to a $6.8 million or 23.1% increase in managed services project revenue, and a $2.7 million or 18.6% increase in Internet revenue primarily due to increased dedicated access service and enterprise data network service sales, and a non-recurring $500,000 credit issued to a customer in June 2007.

Commercial Segment Cost of Goods Sold
The decrease in voice Cost of Goods Sold resulted primarily from an increase in local access lines in service on GCI facilities.

The increase in data Cost of Goods Sold resulted primarily from an increase in contract labor and internal labor classified as Cost of Goods Sold due to the increase in managed services project revenue discussed above under "Commercial Segment Revenues."

Commercial Segment Adjusted EBITDA
The adjusted EBITDA increase was primarily due to increased margin resulting from increased dedicated access service and enterprise data network service sales, additional managed services projects and increased subscribers for most product lines in 2008.

See note 10 in the "Notes to Consolidated Financial Statements" included in Part II of this annual report on Form 10-K for a reconciliation of consolidated adjusted EBITDA, a non-GAAP financial measure, to consolidated income (loss) before income taxes.

Managed Broadband Segment Overview
Managed Broadband segment revenue, Cost of Goods sold and adjusted EBITDA represented 6.4%, 5.1% and 8.3% of 2008 consolidated revenues, Cost of Goods Sold and adjusted EBITDA, respectively.

Selected key performance indicators for our Managed Broadband segment follow:

	December 31,		Percentage
	2008	2007	Change
Managed Broadband segment:
SchoolAccess® customers	54	51	5.9%
Rural health customers	53	21	152.4%

Managed Broadband Segment Revenues
Managed Broadband segment revenue, which includes data products only, increased 28.7% to $37.0 million in 2008 as compared to 2007. The increase is primarily due to increased circuits purchased by our Rural Health and SchoolAccess® customers and revenue totaling $4.8 million from our acquisition of Unicom effective June 1, 2008.  The Rural Health customer increase from 2007 to 2008 is primarily due to the addition of numerous customers with low recurring revenues.

Managed Broadband Segment Cost of Goods Sold
Managed Broadband segment Cost of Goods Sold increased 5.4% to $10.3 million in 2008 primarily due to costs associated with the increased revenue.

Managed Broadband Segment Adjusted EBITDA
Managed Broadband segment adjusted EBITDA increased 70.9% to $14.2 million in 2008 primarily due to an increase in the margin resulting from increased circuits sold to our rural health and SchoolAccess® customers.

See note 10 in the "Notes to Consolidated Financial Statements" included in Part II of this annual report on Form 10-K for a reconciliation of consolidated adjusted EBITDA, a non-GAAP financial measure, to consolidated income (loss) before income taxes.

Regulated Operations Segment Overview
Regulated Operations segment revenue represented 2.5% of 2008 consolidated revenues, Cost of Goods Sold represented 1.5% of 2008 consolidated Cost of Goods Sold and adjusted EBITDA represented 2.1% of 2008 consolidated adjusted EBITDA. The Regulated Operations segment includes voice, data and wireless services.

Selected key performance indicators for our Regulated Operations segment follow:

	December 31,		Percentage
	2008	2007	Change
Voice:
Long-distance subscribers1	900	NA	NA
Long-distance minutes carried (in thousands)	844	NA	NA
Total local access lines in service2	12,100	NA	NA

1  A long-distance subscriber is defined as a customer account that is invoiced a monthly long-distance plan fee or has made a long-distance call during the month.
2  A local access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network.
NA – Not Applicable

Regulated Operations Segment Revenues
We completed our acquisition of UUI and Unicom effective June 1, 2008.  In connection with this acquisition, we recognized revenues of $21.1 million from the acquired operations during 2008 with $14.3 million recorded in the Regulated Operations segment and the remaining revenues recorded in the Network Access and Managed Broadband segments.

Regulated Operations Segment Cost of Goods Sold
In connection with our acquisition of UUI and Unicom we recognized Cost of Goods Sold of $4.2 million during 2008 with $3.1 million recorded in the Regulated Operations segment and the remaining Cost of Goods Sold recorded in the Network Access and Managed Broadband segments.

Regulated Operations Segment Adjusted EBITDA
Regulated Operations segment adjusted EBITDA was $3.6 million in 2008.

See note 10 in the "Notes to Consolidated Financial Statements" included in Part II of this annual report on Form 10-K for a reconciliation of consolidated adjusted EBITDA, a non-GAAP financial measure, to consolidated income (loss) before income taxes.

Selling, General and Administrative Expenses
Selling, general and administrative expenses increased 19.7% to $210.3 million in 2008 primarily due to the following:

•	A $15.8 million increase in labor costs,
•	$7.5 million in additional expense resulting from our June 1, 2008, acquisition of UUI and Unicom,
•	A $2.3 million increase in our share-based compensation expense,
•
Upon our acquisition of the remaining 18% of Alaska DigiTel we paid $1.8 million to terminate the management agreement entered into in January 2007, when we acquired 82% of the outstanding shares of Alaska DigiTel,

•	A $1.8 million increase in our company-wide success sharing bonus accrual in 2008,
•	A $1.4 million increase in our facilities lease expense, and
•	$1.2 million in additional expense incurred in 2008 for the conversion of our customers’ wireless phones to our facilities.

The selling, general and administrative expenses increase is partially off-set by a $1.4 million decrease in bad debt expense primarily due to improvements in our collections of consumer accounts receivable.

As a percentage of total revenues, selling, general and administrative expenses increased to 36.6% in 2008 from 33.8% in 2007, primarily due to the net increases described above without a proportional increase in revenues.

Depreciation and Amortization Expense
Depreciation and amortization expense increased 30.5% to $114.4 million in 2008. The increase is primarily due to our $112.7 million investment in equipment and facilities placed into service during 2007 for which a full year of depreciation was recorded in 2008, the $322.3 million investment in equipment and facilities placed into service during the year ended December 31, 2008 for which a partial year of depreciation was recorded in 2008, and a $12.0 million depreciation charge in 2008 to reflect a decrease in the estimated useful life of certain assets decommissioned in 2008.

Effective January 1, 2008, we prospectively changed our accounting policy for recording depreciation on our property and equipment placed in service. For assets placed in service on or after January 1, 2008, we are using a mid-month convention to recognize depreciation expense. Previous to this change, we used the half-year convention to recognize depreciation expense in the year an asset was placed in service, regardless of the month the property and equipment was placed in service. We believe the mid-month convention is preferable because it results in more precise recognition of depreciation expense over the estimated useful life of the asset. No retroactive adjustment has been made. As a result of this accounting change, our reported amount of depreciation expense has decreased $521,000, our reported operating income has increased $521,000, and our reported net loss attributable to GCI, Inc. has decreased $214,000.

Other Expense, Net
Other expense, net of other income, increased 41.7% to $50.0 million in 2008 primarily due to the following:

•
A $13.9 million increase in interest expense to $48.3 million in 2008 due to a $6.4 million increase in interest expense on our Senior Credit Facility to $17.7 million resulting from additional debt from the Additional Incremental Term Loan agreement beginning in May 2008 and the increased interest rate on our Senior Credit Facility beginning May 2008,

•	$3.9 million in additional interest expense resulting from the Galaxy 18 capital lease commencing in May 2008,
•	A loss of $921,000 relating to the fair value change on derivative instruments was reported in interest expense, and
•	$906,000 of additional interest expense as a result of our acquisition of UUI in June 2008.

The increases described above are partially offset by an increase in capitalized interest from $3.3 million in 2007 to $4.2 million in 2008.

Income Tax Expense
GCI, Inc., as a wholly-owned subsidiary and member of the GCI controlled group of corporations, files its income tax returns as part of the consolidated group of corporations under GCI. Accordingly, all discussions regarding income taxes reflect the consolidated group’s activity.  Our income tax expense and deferred income tax assets are presented herein using the separate-entity method.

Income tax expense totaled $1.1 million and $12.2 million in 2008 and 2007, respectively. Our effective income tax rate increased from 47.0% in 2007 to 46.9% in 2008 primarily due to the large amount of permanent differences in 2008 as compared to our net loss before income tax expense.

At December 31, 2008, we have (1) tax net operating loss carryforwards of $160.9 million that will begin expiring in 2011 if not utilized, and (2) alternative minimum tax credit carryforwards of $3.1 million available to offset regular income taxes payable in future years.

We have recorded deferred tax assets of $67.3 million associated with income tax net operating losses that were generated from 1995 to 2008, and that expire from 2011 to 2028, and with charitable contributions that were converted to net operating losses in 2004 through 2007, and that expire in 2024 through 2027, respectively.

Tax benefits associated with recorded deferred tax assets are considered to be more likely than not realizable through future reversals of existing taxable temporary differences and future taxable income exclusive of reversing temporary differences and carryforwards. The amount of deferred tax asset considered realizable, however, could be reduced if estimates of future taxable income during the carryforward period are reduced which would result in additional income tax expense. We estimate that our effective annual income tax rate for financial statement purposes will be 49% to 51% in the year ended December 31, 2009.

Year Ended December 31, 2007 (“2007”) Compared to Year Ended December 31, 2006 (“2006”)

Overview of Revenues and Cost of Goods Sold
Total revenues increased 9.0% from $477.5 million in 2006 to $520.3 million in 2007.  Revenue increases in our Consumer and Managed Broadband segments were partially off-set by decreases in our Network Access and Commercial segments.  See the discussion below for more information by segment.

Total Cost of Goods Sold increased 15.8% from $169.1 million in 2006 to $195.8 million in 2007. Cost of Goods Sold increased in all of our segments.  See the discussion below for more information by segment.

Consumer Segment Overview
Consumer segment revenue represented 43.0% of 2007 consolidated revenues. The components of Consumer segment revenue are as follow (amounts in thousands):

			Percentage
	2007	2006	Change
Voice	$46,212	45,625	1.3%
Video	96,327	90,226	6.8%
Data	34,230	29,406	16.4%
Wireless	46,733	13,694	241.3%
Total Consumer segment revenue	$223,502	178,951	24.9%

Consumer segment Cost of Goods Sold represented 45.3% of 2007 consolidated Cost of Goods Sold. The components of Consumer segment Cost of Goods Sold are as follows (amounts in thousands):

			Percentage
	2007	2006	Change
Voice	$20,364	22,165	(8.1%)
Video	34,301	31,124	10.2%
Data	5,313	4,489	18.4%
Wireless	28,721	13,885	106.9%
Total Consumer segment Cost of Goods Sold	$88,699	71,663	23.8%

Consumer segment adjusted EBITDA representing 30.5% of 2007 consolidated adjusted EBITDA is as follows (amounts in thousands):

			Percentage
	2007	2006	Change
Consumer segment adjusted EBITDA	$46,808	32,550	43.8%

Selected key performance indicators for our Consumer segment follow:

	December 31,		Percentage
	2007	2006	Change
Voice:
Long-distance subscribers1	89,900	89,800	0.1%
Long-distance minutes carried (in millions)	135.8	141.9	(4.3%)
Total local access lines in service2	74,400	66,200	12.4%
Local access lines in service on GCI facilities2	50,700	31,400	61.5%

Video:
Basic subscribers3	128,000	124,000	3.2%
Digital programming tier subscribers4	65,800	58,700	12.1%
HD/DVR converter boxes5	50,200	29,200	71.9%
Homes passed	224,700	219,900	2.2%

Average monthly gross revenue per subscriber6	$64.01	$61.57	4.0%

Data:
Cable modem subscribers7	88,000	78,500	12.1%

Wireless:
Wireless lines in service8	70,000	24,400	186.9%
Average monthly gross revenue per subscriber9	$58.29	$52.21	11.6%

All footnote references correspond to the footnotes in the table under "Year Ended December 31, 2008 Compared to Year Ended December 31, 2007" – Consumer Segment Overview.

Consumer Segment Revenues
The increase in voice revenue is primarily due to a $991,000 or 15.8% increase in the monthly local service network access fee in April 2007 and a $508,000 or 4.6% increase due to increased local access lines partially offset by a $474,000 or 44.7% decrease in support from the USF Program.

The increase in video revenue is primarily due to the following:

•	A 22.7% increase in equipment rental revenue to $16.3 million in 2007 primarily resulting from our customers’ increased use of HD/DVR converter boxes, and
•
A 4.1% increase in programming services revenue to $78.6 million in 2007 primarily resulting from an increase in digital programming tier subscribers in 2007 and increased rates charged for certain cable services primarily effective in the fourth quarter of 2006.

The increase in data revenue is primarily due to a 17.0% increase in cable modem revenue to $28.8 million primarily due to increased subscribers.

The increase in wireless revenue is due to our January 1, 2007 acquisition of Alaska DigiTel and a $9.9 million or 72.3% increase in the wireless revenue from our resale agreement primarily due to increased subscribers.  Consumer segment wireless revenues from our Alaska DigiTel investment totaled $23.1 million in 2007.

Consumer Segment Cost of Goods Sold
The decrease in voice Cost of Goods Sold is primarily due to cost savings resulting from the increased deployment of DLPS lines during the year ended December 31, 2007 and decreased voice minutes carried.

The voice Cost of Goods Sold decrease is partially off-set by an increased UNE loop cost charged by ACS due to the Settlement Agreement, as further described and defined above in “Part I – Item 1 – Regulation.”

The video Cost of Goods Sold increase is primarily due to increased channels offered to our subscribers in three of Alaska’s five largest population centers and increased rates paid to programmers, increased costs associated with delivery of digital services offered over our HD/DVR converter boxes due to the increased number of boxes in service, and increased subscribers.

The data Cost of Goods Sold increase is primarily due to increased satellite costs due to increased usage by existing customers and an increased number of cable modem subscribers.

The wireless Cost of Goods Sold increase is primarily due to our January 1, 2007 acquisition of Alaska DigiTel and a $7.3 million or 52.8% increase in our wireless service Cost of Goods Sold related to increased wireless service revenue from our resale agreement.  Consumer segment wireless Cost of Goods Sold from our Alaska DigiTel investment totaled $6.4 million in 2007.

Consumer Segment Adjusted EBITDA
The increase in adjusted EBITDA was primarily due to increased margin resulting from increased subscribers for most product lines in 2007.  The increased margin was partially offset by an increase in the selling, general and administrative expense that was allocated to our Consumer segment primarily due to an increase in the 2006 segment margin upon which the allocation is based.

See note 10 in the "Notes to Consolidated Financial Statements" included in Part II of this annual report on Form 10-K for a reconciliation of consolidated adjusted EBITDA, a non-GAAP financial measure, to consolidated income (loss) before income taxes.

Network Access Segment Overview
Network access segment revenue represented 31.4% of 2007 consolidated Revenues. The components of Network Access segment revenue are as follows (amounts in thousands):

			Percentage
	2007	2006	Change
Voice	$96,896	110,834	(12.6%)
Data	61,199	55,637	10.0%
Wireless	5,282	---	NM
Total Network Access segment revenue	$163,377	166,471	(1.9%)

NM – Not meaningful.

Network Access segment Cost of Goods Sold represented 22.4% of 2007 consolidated Cost of Goods Sold. The components of Network Access segment Cost of Goods Sold are as follows (amounts in thousands):

			Percentage
	2007	2006	Change
Voice	$31,042	30,390	2.1%
Data	12,081	9,567	26.3%
Wireless	745	---	NM
Total Network Access segment Cost of Goods Sold	$43,868	39,957	9.8%

NM – Not meaningful.

Network Access segment adjusted EBITDA, representing 53.6% of 2007 consolidated adjusted EBITDA is as follows (amounts in thousands):

			Percentage
	2007	2006	Change
Network Access segment adjusted EBITDA	$82,441	93,450	(11.8%)

Selected key performance indicators for our Network Access segment follow:

	December 31,		Percentage
	2007	2006	Change
Voice:
Long-distance minutes carried (in millions)	1,251	1,317	(5.0%)

Data:
Total Internet service provider access lines in service1	2,600	3,100	(16.1%)

1 An Internet service provider access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network.

Network Access Segment Revenues
The decrease in voice revenue is primarily due to decreased billable minutes and a 6.4% decrease in our rate per minute on billable minutes carried for our common carrier customers.  The average rate per minute decrease is primarily due to a change in the composition of traffic and a 3.0% rate decrease mandated by federal law which will result in annual rate decreases of 3.0%.

The increase in data revenue is primarily due to an increase in circuits sold.

The Network Access segment wireless revenue results from our January 1, 2007 acquisition of Alaska DigiTel.

Network Access Segment Cost of Goods Sold
The increase in voice Cost of Goods Sold is primarily due to an average cost per minute increase due to a change in the composition of traffic and is partially off-set by decreased long-distance minutes carried.

The increase in data Cost of Goods Sold is primarily due to costs associated with the increased circuits sold discussed above and $878,000 in costs to repair breaks in our undersea and terrestrial fiber-optic cable systems.

The Network Access segment wireless Cost of Goods Sold results from our January 1, 2007 acquisition of Alaska DigiTel.

Network Access Segment Adjusted EBITDA
The adjusted EBITDA decrease was primarily due to decreased margin resulting from the decreased rate per minute on billable minutes carried for our common carrier customers.  The decreased margin was partially offset by a decrease in the selling, general and administrative expense allocated to our Network Access segment primarily due to a decrease in the 2006 segment margin upon which the allocation is based.

See note 10 in the "Notes to Consolidated Financial Statements" included in Part II of this annual report on Form 10-K for a reconciliation of consolidated adjusted EBITDA, a non-GAAP financial measure, to consolidated income (loss) before income taxes.

Commercial Segment Overview
Commercial segment revenue represented 20.1% of 2007 consolidated revenues. The components of Commercial segment revenue are as follows (amounts in thousands):

			Percentage
	2007	2006	Change
Voice	$30,761	32,162	(4.4%)
Video	8,018	7,993	0.3%
Data	61,052	63,276	(3.5%)
Wireless	4,809	2,498	92.5%
Total Commercial segment revenue	$104,640	105,929	(1.2%)

Commercial segment Cost of Goods Sold represented 27.3% of 2007 consolidated Cost of Goods Sold. The components of Commercial segment Cost of Goods Sold are as follows (amounts in thousands):

			Percentage
	2007	2006	Change
Voice	$20,225	21,640	(6.6%)
Video	1,616	1,442	12.1%
Data	27,469	24,619	11.6%
Wireless	4,182	2,608	60.4%
Total Commercial segment Cost of Goods Sold	$53,492	50,309	6.3%

Commercial segment adjusted EBITDA, representing 10.5% of 2007 consolidated adjusted EBITDA, is as follows (amounts in thousands):

			Percentage
	2007	2006	Change
Commercial segment adjusted EBITDA	$16,164	21,164	(23.6%)

Selected key performance indicators for our Commercial segment follow:

	December 31,		Percentage
	2007	2006	Change
Voice:
Long-distance subscribers1	10,500	11,100	(5.4%)
Total local access lines in service2	43,100	41,900	2.9%
Local access lines in service on GCI facilities 2	12,500	8,400	48.8%
Long-distance minutes carried (in millions)	131.3	131.8	(0.4%)

Data:
Cable modem subscribers3	8,500	7,800	9.0%

Wireless:
Wireless lines in service4	7,300	4,600	58.7%

All footnote references correspond to the footnotes in the table under "Year Ended December 31, 2008 Compared to Year Ended December 31, 2007" – Commercial Segment Overview.

We leased a portion of our 800-mile fiber optic system capacity that extends from Prudhoe Bay to Valdez via Fairbanks, and provided management and maintenance services for this capacity to a significant customer. The lessee signed a contract with a competitor in March 2005, started the transition of their circuits from our fiber optic cable system to our competitor’s microwave system in June 2006, and completed the transition in April 2007. In November 2006, we signed an agreement with our competitor to lease capacity on our fiber optic cable system and provide certain other services to them in association with their contract.

Commercial Segment Revenues
The decrease in voice revenue is due to decreased long distance subscribers and decreased minutes carried.  Revenues associated with increased local access lines in service partially off-set this decrease.

The decrease in data revenue is primarily due to a $7.9 million or 58.2% decrease in revenue earned from the lease and provision of management and maintenance services on a portion of our 800-mile fiber optic system capacity that extends from Prudhoe Bay to Valdez via Fairbanks as described above and a decrease in revenue earned from a large customer who reduced their services with us. The decrease is partially off-set by a $4.6 million increase in managed services project revenue and growth in our private IP product resulting from new customers and increased coverage for existing customers.

The increase in wireless revenue is primarily due to increased subscribers to our wireless offerings from our resale agreement.

Commercial Segment Cost of Goods Sold
The decrease in voice Cost of Goods Sold is due to savings resulting from increased provision of services through our own facilities in 2007, decreased voice minutes carried, and decreased costs associated with decreased long-distance subscribers.  The voice Cost of Goods Sold decrease is partially off-set by an increased UNE loop cost charged by ACS due to the Settlement Agreement, as further described and defined above in “Part I – Item 1 – Regulation.”

The increase in data Cost of Goods Sold resulted primarily from an increase in contract labor and internal labor classified as Cost of Good Sold due to the increase in managed service project revenue discussed above.

The wireless Cost of Goods Sold increase is primarily due to increased wireless service revenue from our resale agreement.

Commercial Segment Adjusted EBITDA
The adjusted EBITDA decrease was primarily due to the decreased revenue discussed above without a similar decrease in expenses.

See note 10 in the "Notes to Consolidated Financial Statements" included in Part II of this annual report on Form 10-K for a reconciliation of consolidated adjusted EBITDA, a non-GAAP financial measure, to consolidated income (loss) before income taxes.

Managed Broadband Segment Overview
Managed Broadband segment revenue and Cost of Goods sold represented 5.5% and 5.0% of 2007 consolidated revenues and Cost of Goods Sold, respectively. Managed Broadband segment adjusted EBITDA represented 5.4% of 2007 consolidated adjusted EBITDA.

Selected key performance indicators for our Managed Broadband segment follow:

	December 31,		Percentage
	2007	2006	Change
Managed Broadband segment:
SchoolAccess® customers	51	48	6.3%
Rural health customers	21	21	0.0%

Managed Broadband Segment Revenues
Managed Broadband segment revenue, which includes data products only, increased 10.2% to $28.8 million in 2007 as compared to 2006. The increase is primarily due to increased circuits purchased by our Rural Health and SchoolAccess® customers and several 2007 product sales that did not occur in 2006.

Managed Broadband Segment Cost of Goods Sold
Managed Broadband segment Cost of Goods Sold increased $2.6 million to $9.7 million from 2006 to 2007 primarily due to costs associated with the product sales and increased circuits purchased as discussed above.

Managed Broadband Segment Adjusted EBITDA
Managed Broadband segment adjusted EBITDA decreased $762,000 to $8.3 million in 2007 primarily due to an increase in Cost of Goods Sold resulting from increased circuits sold to our rural health and SchoolAccess® customers.

See note 10 in the "Notes to Consolidated Financial Statements" included in Part II of this annual report on Form 10-K for a reconciliation of consolidated adjusted EBITDA, a non-GAAP financial measure, to consolidated income (loss) before income taxes.

Selling, General and Administrative Expenses
Selling, general and administrative expenses increased 10.6% to $175.8 million in 2007 primarily due to the following:

•	Recognition of $15.5 million in additional expense resulting from our January 1, 2007 acquisition of Alaska DigiTel,
•	A $3.8 million increase in labor and benefits costs, and
•
A $1.4 million increase in bad debt expense primarily due to the realization of recoveries for certain Managed Broadband services customers and MCI, Inc. (merged with Verizon Communications, Inc.) in 2006 through a reduction to bad debt expense which did not recur in 2007.

The selling, general and administrative expenses increase is partially off-set by the following:

•	A $2.2 million decrease in certain promotion expenses, and
•	A $658,000 decrease in our company-wide success sharing bonus accrual in 2007.

As a percentage of total revenues, selling, general and administrative expenses increased to 33.8% in 2007 from 33.3% in 2006, primarily due to the net increases described above without a proportional increase in revenues.

Depreciation and Amortization Expense
Depreciation and amortization expense increased 6.7% to $87.6 million in 2007. The increase is primarily due to our $83.4 million investment in equipment and facilities placed into service during 2006 for which a full year of depreciation was recorded in 2007, the $113.3 million investment in equipment and facilities placed into service during the year ended December 31, 2007 for which a partial year of depreciation was recorded in 2007, and the increased depreciation and amortization expense recognized in 2007 on the depreciable and amortizable assets recorded upon the acquisition and consolidation of Alaska DigiTel.  The depreciation and amortization expense increase is partially off-set by the $790,000 software impairment recognized in 2006 upon the closure of an operating segment.

Other Expense, Net
Other expense, net of other income, increased 6.7% to $35.3 million in 2007 primarily due to the following:

•	A $2.5 million or 7.2% increase in interest costs due to an increase in our average outstanding debt balance in 2007 as compared to 2006,
•	A $1.3 million or 70.5% decrease in interest income in 2007 resulting from a decrease in our average cash and cash equivalents balance in 2007 as compared to 2006, and
•	In the third quarter of 2007, we substantially modified our Senior Credit Facility resulting in loan fee expense of $611,000.

The increases described above are partially offset by an increase in capitalized interest from $820,000 in 2006 to $3.3 million in 2007 primarily due to increased qualifying capital expenditures upon which capitalized interest is calculated.

Income Tax Expense
Income tax expense totaled $12.2 million and $15.8 million in 2007 and 2006, respectively. Our effective income tax rate increased from 46.1% in 2006 to 47.0% in 2007 primarily due to increases in permanent differences in 2007.

Cumulative Effect of a Change in Accounting Principle
On January 1, 2006 we adopted SFAS No. 123(R), “Share-Based Payment.”  SFAS 123(R) requires us to estimate pre-vesting option forfeitures at the time of grant and periodically revise those estimates in subsequent periods if actual forfeitures differ from those estimates. We record share-based compensation expense only for those awards expected to vest using an estimated forfeiture rate based on our historical pre-vesting forfeiture data. Previously, we accounted for forfeitures as they occurred under the pro forma disclosure provisions of SFAS 123 for periods prior to 2006. The transition impact (benefit) of adopting SFAS No. 123(R) attributed to accruing for expected forfeitures on outstanding share-based awards totaled $108,000, which was reduced by income tax expense of $44,000, and is reported as a cumulative effect of a change in accounting principle during the year ended December 31, 2006 in the accompanying Consolidated Statements of Operations.

Multiple System Operator (“MSO”) Operating Statistics
Our operating statistics include capital expenditures and customer information from our Consumer and Commercial segments which offer services utilizing our cable services’ facilities.

Our capital expenditures including non-cash additions by standard reporting category in 2008, 2007 and 2006 follow (amounts in thousands):

	2008	2007	2006
Line extensions	$35,813	62,984	24,126
Customer premise equipment	22,821	23,554	14,771
Scalable infrastructure	2,985	4,749	1,062
Upgrade/rebuild	2,705	1,451	4,145
Commercial	2,206	392	138
Support capital	1,277	1,317	1,146
Sub-total	67,807	94,447	45,388
Remaining reportable segments capital expenditures	261,063	64,569	59,672
	$328,870	159,016	105,060

The standardized definition of a customer relationship is the number of customers that receive at least one level of service utilizing our cable service facilities, encompassing voice, video, and data services, without regard to which services customers purchase. At December 31, 2008, 2007 and 2006 we had 133,400, 129,000 and 125,300 customer relationships, respectively.

The standardized definition of a revenue generating unit is the sum of all primary analog video, digital video, high-speed data, and telephony customers, not counting additional outlets. At December 31, 2008, 2007 and 2006 we had 327,200, 295,200 and 249,300 revenue generating units, respectively.

Liquidity and Capital Resources

Our principal sources of current liquidity are cash and cash equivalents. We believe, but can provide no assurances, that we will be able to meet our current and long-term liquidity and capital requirements and fixed charges through our cash flows from operating activities, existing cash, cash equivalents, credit facilities, and other external financing and equity sources. Should operating cash flows be insufficient to support additional borrowings and principal payments scheduled under our existing credit facilities, capital expenditures will likely be reduced.

Global capital and credit markets have recently experienced increased volatility and disruption. Despite this volatility and disruption, we continue to have full access to our Senior Credit Facility.  Although there can be no assurances in these difficult economic times that financial institutions will continue to provide financing, we believe that the lenders participating in our credit facilities will be willing and able to provide financing to us in accordance with their legal obligations under our credit facilities. While our short-term and long-term financing abilities are believed to be adequate as a supplement to internally generated cash flows to fund capital expenditures and acquisitions as opportunities arise, the current decline in the global financial markets may negatively impact our ability to access the capital markets in a timely manner and on attractive terms, which may have a negative impact on our ability to grow our business.

We monitor the third-party depository institutions that hold our cash and cash equivalents on a daily basis. Our emphasis is primarily on safety of principal and secondarily on maximizing yield on those funds.

Our net cash flows provided by and (used for) operating, investing and financing activities, as reflected in the Consolidated Statement of Cash Flows for 2008 and 2007, are summarized as follows:

	2008	2007
Operating activities	$175,335	110,511
Investing activities	(290,967)	(179,987)
Financing activities	132,251	24,903
Net increase (decrease) in cash and cash equivalents	$16,619	(44,573)

Operating Activities
The increase in cash flows provided by operating activities is due primarily to a $49.2 million increase in long-term deferred revenue due to cash received from IRU capacity agreements.

Investing Activities
The increase in cash flows used for investing activities is due primarily to 2008 cash expenditures of $221.5 million for property and equipment, including construction in progress, the purchase of the stock of the UUI and Unicom subsidiaries of UCI for $40.2 million, net of cash received, the purchase of the remaining non-controlling interest in Alaska DigiTel for $10.4 million, and the purchase of the stock of Alaska Wireless for $14.5 million.

Financing Activities
The increase in cash flows provided by financing activities is due primarily to a $144.5 million borrowing in 2008 on our Senior Credit Facility.

Senior Notes
We have outstanding Senior Notes of $317.4 million at December 31, 2008. We pay interest of 7.25% on the Senior Notes and they are due in 2014. The Senior Notes are carried on our Consolidated Balance Sheet net of the unamortized portion of the discount, which is being amortized to Interest Expense over the term of the Senior Notes.

The Senior Notes are not redeemable prior to February 15, 2009. At any time on or after February 15, 2009, the Senior Notes are redeemable at our option, in whole or in part, on not less than thirty days nor more than sixty days notice, at the following redemption prices, plus accrued and unpaid interest (if any) to the date of redemption:

If redeemed during the twelve month period commencing February 1 of the year indicated:	Redemption Price
2009	103.625%
2010	102.417%
2011	101.208%
2012 and thereafter	100.000%

The Senior Notes restrict GCI, Inc. and certain of its subsidiaries from incurring debt, but permits debt under the Senior Credit Facility and vendor financing as long as our leverage ratio does not exceed 6.0 to one.  In addition, certain other debt is permitted regardless of our leverage ratio, including debt under the Senior Credit Facility not exceeding (and reduced by certain stated items):

•	$250.0 million, reduced by the amount of any prepayments, or
•	3.0 times earnings before interest, taxes, depreciation and amortization for the last four full fiscal quarters of GCI, Inc. and its subsidiaries.

The Senior Notes limit the ability of our subsidiaries to make cash dividend payments to GCI.

Semi-annual interest payments of $11.6 million are payable in February and August of each year.

The Senior Notes are structurally subordinate to our Senior Credit Facility.

We were in compliance with all Senior Notes loan covenants at December 31, 2008.

Our Senior Notes’ key debt covenants require our Total Leverage Ratio (as defined) be 6.0:1.0 or less and our Senior Leverage Ratio (as defined) be 3.0:1.0 or less if our Senior Debt (as defined) is greater than $250.0 million.

Senior Credit Facility
The Senior Credit Facility includes a $360.0 million term loan, including the Additional Incremental Term Loan discussed below, and a $100.0 million revolving credit facility with a $25.0 million sublimit for letters of credit. Our term loan is fully drawn.

In May 2008, we signed an agreement to add an Additional Incremental Term Loan of $145.0 million to our then existing Senior Credit Facility.  The Additional Incremental Term Loan will become due under the same terms and conditions as set forth in the existing Senior Credit Facility.

The Additional Incremental Term Loan increased the interest rate on the term loan component of our Senior Credit Facility from LIBOR plus 2.00% to LIBOR plus 4.25%.  The Additional Incremental Term Loan increased the revolving credit facility interest rate for our Senior Credit Facility from LIBOR plus a margin dependent upon our Total Leverage Ratio ranging from 1.50% to 2.25% to LIBOR plus the following Applicable Margin set forth opposite each applicable Total Leverage Ratio below:

Total Leverage Ratio (as defined)	Applicable Margin
>3.75	4.25%
>3.25 but <3.75	3.75%
>2.75 but <3.25	3.25%
<2.75	2.75%

The commitment fee we are required to pay on the unused portion of the commitment is 0.5%.

Substantially all of the Company's assets collateralize the Senior Credit Facility.

$145.0 million was drawn on the Additional Incremental Term Loan at the time of the debt modification.  We used $30.0 million of the proceeds to repay the revolver portion of our Senior Credit Facility and our loan proceeds were reduced by $2.9 million for an original issue discount and $1.5 million for bank and legal fees associated with the new term loan.  We borrowed $10.0 million under our revolving credit facility in October 2008 and we have letters of credit outstanding totaling $4.0 million, which leaves $86.0 million available for borrowing under the revolving credit facility as of December 31, 2008 if needed.

The Term Loan allows for the repurchase of GCI’s common stock under its buyback program when our total debt leverage is below 4.0 times adjusted EBITDA. The amendment revised various financial covenants in the agreement and made conforming changes to various covenants to permit our 2008 acquisitions.  Additionally, our loan proceeds were reduced by $2.9 million for an original issue discount.  The discount on the term loan is being amortized into interest expense using the effective interest method.

Borrowings under the Senior Credit Facility are subject to certain financial covenants and restrictions on indebtedness, dividend payments, financial guarantees, business combinations, and other related items.  At December 31, 2008 we were in compliance with all loan covenants relating to our Senior Credit Facility.

Our Senior Credit Facility, which was further amended in October 2008 to allow an additional $15.0 million in capital expenditures for the year ended December 31, 2008, also limits the amount of capital expenditures, excluding acquisitions that we can incur each year.

If our capital expenditures for a given year are less than the maximum, the difference between the amount incurred and the maximum capital expenditure limitation may be carried over to the following year if certain levels of EBITDA are met.

The transaction in May 2008 to add an Additional Incremental Term Loan of up to $145.0 million to our existing Senior Credit Facility was a partial substantial modification of our existing Senior Credit Facility resulting in a $667,000 write-off of previously deferred loan fees during the twelve months ended December 31, 2008 in our Consolidated Statement of Operations.  Deferred loan fees of $58,000 associated with the portion of our existing Senior Credit Facility determined not to have been substantially modified continue to be amortized over the remaining life of the Senior Credit Facility.

Additionally, in connection with the Additional Incremental Term Loan, we paid bank fees and other expenses of $1.6 million during 2008, of which $527,000 were immediately expensed in 2008 and $1.1 million were deferred and are being amortized over the remaining life of the Senior Credit Facility.

In connection with the October 2008 amendment to the Senior Credit Facility, we paid loan fees of $453,000 which are being amortized over the remaining life of the Senior Credit Facility.  The October amendment to the Senior Credit Facility was determined not to be a substantial modification.

Rural Utilities Services and CoBank Mortgage Note Payable
We acquired long-term debt of $43.6 million upon our acquisition of UUI and Unicom effective June 1, 2008.  As of December 31, 2008, the long-term debt consists of $35.3 million from the Rural Utility Services (“RUS”) and $3.5 million mortgage note payable due to CoBank.  The long-term debt is due in monthly installments of principal based on fixed rate amortization schedules.  The interest rates on the various loans to which this debt relates range from 2.0% to 6.76%.  Through UUI and Unicom, we have $9.9 million available for borrowing for specific capital expenditures under existing borrowing arrangements.  At December 31, 2008 we were in compliance with all loan covenants relating to our RUS and CoBank debt.  Substantially all of the assets of our subsidiaries, UUI and Unicom are collateral for the amounts due to RUS and CoBank.

Total Long-term Debt
As of December 31, 2008 maturities of long-term debt were as follows (amounts in thousands):

Years ending December 31,
2009	$8,425
2010	8,657
2011	188,147
2012	176,323
2013	4,749
2014 and thereafter	335,585
721,886
Less unamortized discount paid on Senior Notes	2,589
Less unamortized discount paid on Senior Credit Facility	2,466
Less current portion of long-term debt	8,425
$708,406

See note 6 in the "Notes to Consolidated Financial Statements" included in Part II of this annual report on Form 10-K for a discussion of our debt.

Capital Lease Obligation
On March 31, 2006, through our subsidiary GCI Communication Corp. we entered into an agreement to lease transponder capacity on Intelsat, Ltd.’s (“Intelsat”) Galaxy 18 spacecraft that successfully launched on May 21, 2008. We are also leasing capacity on the Horizons 1 satellite, which is owned jointly by Intelsat and JSAT International, Inc. The leased capacity replaced our existing transponder capacity on Intelsat’s Galaxy XR satellite.

The Intelsat Galaxy 18 C-band and Ku-Band transponders are being leased over an expected term of 14 years. The present value of the lease payments, excluding telemetry, tracking and command services and back-up protection, is $98.6 million. We have recorded a capital lease obligation and an addition to our Property and Equipment at December 31, 2008.

In June 2008 Galaxy XR was taken out of service resulting in the removal of the remaining $8.8 million net book value and the recognition of an $8.8 million warranty receivable.  We applied $8.4 million of the warranty receivable to offset our cash obligation relating to the capital lease during the year ended December 31, 2008, resulting in an outstanding warranty receivable of $465,000 as of December 31, 2008.

A summary of estimated future minimum lease payments for this lease follows (amounts in thousands):

Years ending December 31:
2009	$11,160
2010	11,160
2011	11,160
2012	11,160
2013	11,160
2014 and thereafter	93,930
Total minimum lease payments	$149,730

Working Capital
Capital Expenditures
Our cash expenditures for property and equipment, including construction in progress, totaled $221.5 million and $153.0 million during the years ended December 31, 2008 and 2007, respectively. Our capital expenditures requirements in excess of approximately $25.0 million per year are largely success driven and are a result of the progress we are making in the marketplace. We expect our 2009 expenditures for property and equipment for our core operations, including construction in progress to total $115.0 million to $120.0 million, depending on available opportunities and the amount of cash flow we generate during 2009.

Planned capital expenditures over the next five years include those necessary for the expansion of Alaska DigiTel’s CDMA network, construction of our GSM network, maintenance of existing facilities, growth of our long-distance, local access, cable and Internet facilities, improving network integrity, continuing deployment of DLPS, adding new products, and introducing other new facilities and automation to reduce costs.

During 2007 Alaska DigiTel and GCI signed an agreement with a customer to build-out Alaska DigiTel's CDMA network to provide expanded roaming area coverage.  If we fail to meet the schedule, the customer has the right to terminate the agreement and we may be required to pay up to $16.0 million as liquidated damages.  We expect to meet the deadlines imposed by the build-out schedule and therefore expect our expenditures to result in an expansion of our wireless facilities rather than payment of the liquidated damages. We spent $28.1 million in 2008 to partially complete the CDMA network build-out.

On July 31, 2006, through our subsidiary GCC we entered into an agreement to purchase IRU capacity in the Kodiak-Kenai Cable Company, LLC’s marine-based fiber optic cable system linking Anchorage to Kenai, Homer, Kodiak and Seward, Alaska. The new system was placed into service in December 2006. We accepted the first installment of our IRU capacity in December 2006. We have committed to purchase a minimum of $5.0 million to $5.5 million in additional IRU capacity in two installments through 2011.

We have entered into an agreement to purchase hardware and software capable of providing wireless service to small markets in rural Alaska as a reliable substitute for standard wire line service.  The agreement has a total commitment of $20.6 million.  We paid $3.8 million and $3.5 million in 2008 and 2007, respectively, and expect to pay $4.8 million and $5.1 million during 2009 and 2010, respectively.

In 2008 and 2007 we paid $22.8 million and $2.5 million, respectively, for submarine cable, amplifiers and line terminal equipment for our Southeast Alaska submarine fiber optic system project. In addition to providing the equipment for the new submarine line, the contracts include additional equipment to upgrade the Alaska United West submarine cable system and also include an option to increase capacity on the Alaska United East submarine cable system.

Operating Leases
A summary of estimated future minimum lease payments for operating leases follows (amounts in thousands):

Years ending December 31:
2009	$16,401
2010	8,703
2011	7,387
2012	5,601
2013	4,797
2014 and thereafter	17,429
Total minimum lease payments	$60,318

Share Repurchases
GCI’s Board of Directors has authorized a common stock buyback program for the repurchase of its Class A and Class B common stock in order to reduce its outstanding shares of Class A and Class B common stock. The Term Loan agreement entered into in May 2008 and described above allows for the repurchase of GCI’s common stock under our buyback program when our total debt leverage is below 4.0 times adjusted EBITDA.  Under the buyback program we had made on GCI’s behalf repurchases of $68.9 million through December 31, 2007.  During the year ended December 31, 2008 we repurchased no shares of GCI’s Class A and B common stock.

Other Expenditures and Commitments
Effective January 1, 2007 we invested $29.5 million in Alaska DigiTel in exchange for an 81.9% equity interest. We funded the transaction from existing cash balances and by drawing down $15.0 million under the revolving portion of our Senior Credit Facility.  In August 2008, we acquired the remaining non-controlling interest in Alaska DigiTel for total consideration of $10.4 million.

In June 2008, we purchased the stock of the UUI and Unicom, telecommunications subsidiaries of UCI, for $40.6 million, net of cash received.  We funded the transaction by drawing down additional debt.

In July 2008, we purchased all of the interests in Alaska Wireless for $14.5 million.  We funded the transaction by drawing down additional debt.

We received cash of $46.0 million for long-haul fiber capacity IRU agreements that were signed in 2008.

The long-distance, local access, cable, Internet and wireless services industries continue to experience substantial competition, regulatory uncertainty, and continuing technological changes. Our future results of operations will be affected by our ability to react to changes in the competitive and regulatory environment and by our ability to fund and implement new or enhanced technologies. We are unable to determine how competition, economic conditions, and regulatory and technological changes will affect our ability to obtain financing under acceptable terms and conditions.

New Accounting Standards

In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations" which requires the acquiring entity in a business combination to record all assets acquired and liabilities assumed at their respective acquisition-date fair values, changes the recognition of assets acquired and liabilities assumed arising from contingencies, changes the recognition and measurement of contingent consideration, and requires the expensing of acquisition-related costs as incurred.  SFAS 141(R) also requires additional disclosure of information surrounding a business combination, such that users of the entity's financial statements can fully understand the nature and financial impact of the business combination.  We will implement SFAS No. 141(R) on January 1, 2009 and we will apply it to any business combinations with an acquisition date after January 1, 2009.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities." This statement requires companies to provide enhanced disclosures about (a) how and why they use derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect a company’s financial position, financial performance, and cash flows.  We will implement SFAS No. 161 on January 1, 2009.  We do not expect the adoption of this standard to have a material impact on our statement of operations, financial position or cash flows.

In April 2008, FASB issued FSP No. 142-3, “Determination of the Useful Life of Intangible Assets”, which amends the factors that must be considered in developing renewal or extension assumptions used to determine the useful life over which to amortize the cost of a recognized intangible asset under SFAS 142, “Goodwill and Other Intangible Assets”. FSP 142-3 requires an entity to consider its own assumptions about renewal or extension of the term of the arrangement, consistent with its expected use of the asset. FSP 142-3 also requires the disclosure of the weighted-average period prior to the next renewal or extension for each major intangible asset class, the accounting policy for the treatment of costs incurred to renew or extend the term of recognized intangible assets and for intangible assets renewed or extended during the period, if renewal or extension costs are capitalized, the costs incurred to renew or extend the asset and the weighted-average period prior to the next renewal or extension for each major intangible asset class. FSP 142-3 is effective for financial statements for fiscal years beginning after December 15, 2008. The adoption of FSP 142-3 is not expected to have a material impact on the Company’s financial condition and results of operations.

On January 1, 2008, we partially adopted SFAS No. 157 “Fair Value Measurements,” which did not have a material impact on our consolidated financial statements. We partially adopted SFAS No. 157 due to the issuance of FSP FASB 157-2, “Effective Date of FASB Statement No. 157.”  SFAS No. 157 defines fair value, establishes a common framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements for assets and liabilities. SFAS No. 157 does not require additional assets or liabilities to be accounted for at fair value beyond that already required under other U.S. GAAP accounting standards. FSP No. 157-2 deferred the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Included in the scope of FSP No. 157-2 are nonfinancial assets and liabilities acquired in business combinations and impaired assets. The effective date for nonfinancial assets and nonfinancial liabilities has been delayed by one year to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. We continue to assess the deferred portion of SFAS No. 157.

In October 2008, the FASB issued FSP 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.” FSP 157-3 clarifies the application of SFAS 157 in a market that is not active and addresses application issues such as the use of internal assumptions when relevant observable data does not exist, the use of observable market information when the market is not active and the use of market quotes when assessing the relevance of observable and unobservable data. FSP 157-3 is effective for all periods presented in accordance with SFAS No. 157. The guidance in FSP 157-3 is effective immediately and did not have an impact on the Company upon adoption.  See note 11 for information and related disclosures regarding the Company’s fair value measurements.

Critical Accounting Policies

Our accounting and reporting policies comply with GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. The financial position and results of operations can be affected by these estimates and assumptions, which are integral to understanding reported results. Critical accounting policies are those policies that management believes are the most important to the portrayal of our financial condition and results, and require management to make estimates that are difficult, subjective or complex. Most accounting policies are not considered by management to be critical accounting policies. Several factors are considered in determining whether or not a policy is critical in the preparation of financial statements. These factors include, among other things, whether the estimates are significant to the financial statements, the nature of the estimates, the ability to readily validate the estimates with other information including third parties or available prices, and sensitivity of the estimates to changes in economic conditions and whether alternative accounting methods may be utilized under GAAP. For all of these policies, management cautions that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment. Management has discussed the development and the selection of critical accounting policies with GCI’s Audit Committee.

Those policies considered to be critical accounting policies for the year ended December 31, 2008 are described below.

Allowance for Doubtful Accounts
We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We also maintain an allowance for doubtful accounts based on our assessment of the likelihood that our customers will satisfactorily comply with rules necessary to obtain supplemental funding from the USAC for services provided by us under our packaged communications offerings to rural hospitals, health clinics and school districts. We base our estimates on the aging of our accounts receivable balances, financial health of specific customers, regional economic data, changes in our collections process, regulatory requirements, and our customers’ compliance with USAC rules. If the financial condition of our customers were to deteriorate or if they are unable to emerge from reorganization proceedings, resulting in an impairment of their ability to make payments, additional allowances may be required. If their financial condition improves or they emerge successfully from reorganization proceedings, allowances may be reduced. Such allowance changes could have a material effect on our consolidated financial condition and results of operations.

Impairment and Useful Lives of Intangible Assets
We record all assets and liabilities acquired in purchase acquisitions, including goodwill and other intangibles, at fair value as required by SFAS No. 141, “Business Combinations.”  Goodwill and indefinite-lived assets such as our cable certificates and wireless licenses are not amortized but are subject, at a minimum, to annual tests for impairment and quarterly evaluations of whether events and circumstances continue to support an indefinite useful life as required by SFAS No. 142, “Goodwill and Other Intangible Assets.”  Other intangible assets are amortized over their estimated useful lives primarily using the straight-line method, and are subject to impairment if events or circumstances indicate a possible inability to realize the carrying amount as required by SFAS No. 142 and SFAS No. 144. The initial goodwill and other intangibles recorded and subsequent impairment analysis requires management to make subjective judgments concerning estimates of the applicability of quoted market prices in active markets and, if quoted market prices are not available and/or are not applicable, how the acquired asset will perform in the future using a discounted cash flow analysis. Estimated cash flows may extend beyond ten years and, by their nature, are difficult to determine over an extended timeframe. Events and factors that may significantly affect the estimates include, among others, competitive forces, customer behaviors and attrition, changes in revenue growth trends, cost structures and technology, and changes in discount rates, performance compared to peers, material and ongoing negative economic trends, and specific industry or market sector conditions. In determining the reasonableness of cash flow estimates, we review historical performance of the underlying asset or similar assets in an effort to improve assumptions utilized in our estimates. In assessing the fair value of goodwill and other intangibles, we may consider other information to validate the reasonableness of our valuations including third-party assessments. These evaluations could result in a change in useful lives in future periods and could result in write-down of the value of intangible assets. Our cable certificates, wireless licenses and goodwill assets are our only indefinite-lived intangible assets and because of the significance of these assets to our consolidated balance sheet, our annual and quarterly impairment analyses and quarterly evaluations of remaining useful lives are critical. Any changes in key assumptions about the business and its prospects, changes in market conditions or other externalities, or recognition of previously unrecognized intangible assets for impairment testing purposes could result in an impairment charge and such a charge could have a material adverse effect on our consolidated results of operations.

For the period from January 1, 2008 to December 31, 2008, the U.S. financial markets have been impacted by continued deterioration in economic conditions. Should economic conditions in the State of Alaska and other indicators deteriorate such that they impact our ability to achieve levels of forecasted operating results and cash flows, GCI's stock price and market capitalization decline below its book value for a sustained period of time, or should other events occur indicating the goodwill and carrying value of goodwill and intangible assets might be impaired, we would test our intangible assets for impairment and may recognize an impairment loss to the extent that the carrying amount exceeds such asset’s fair value. Any future impairment charges could have a material adverse effect on our results of operations.

Accruals for Unbilled Costs
We estimate unbilled long-distance services Cost of Goods Sold based upon minutes of use carried through our network and established rates. We estimate unbilled costs for new circuits and services, and network changes that result in traffic routing changes or a change in carriers. Carriers that provide service to us regularly make network changes that can lead to new, revised or corrected billings. Such estimates are revised or removed when subsequent billings are received, payments are made, billing matters are researched and resolved, tariffed billing periods lapse, or when disputed charges are resolved. Revisions to previous estimates could either increase or decrease costs in the year in which the estimate is revised which could have a material effect on our consolidated financial condition and results of operations.

Valuation Allowance for Net Operating Loss Deferred Tax Assets
Our income tax policy provides for deferred income taxes to show the effect of temporary differences between the recognition of revenue and expenses for financial and income tax reporting purposes and between the tax basis of assets and liabilities and their reported amounts in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.”  We have recorded deferred tax assets of $67.3 million associated with income tax net operating losses that were generated from 1995 to 2008, and that expire from 2011 to 2028, and with charitable contributions that were converted to net operating losses in 2004 through 2007, and that expire in 2024 through 2027, respectively.  Pre-acquisition income tax net operating losses associated with acquired companies are subject to additional deductibility limits. We have recorded deferred tax assets of $3.1 million associated with alternative minimum tax credits that do not expire. Significant management judgment is required in developing our provision for income taxes, including the determination of deferred tax assets and liabilities and any valuation allowances that may be required against the deferred tax assets. We have not recorded a valuation allowance on the deferred tax assets as of December 31, 2008 based on management’s belief that future reversals of existing taxable temporary differences and estimated future taxable income exclusive of reversing temporary differences and carryforwards, will, more likely than not, be sufficient to realize the benefit of these assets over time. In the event that actual results differ from these estimates or if our historical trends change, we may be required to record a valuation allowance on deferred tax assets, which could have a material adverse effect on our consolidated financial position or results of operations.

Other significant accounting policies, not involving the same level of measurement uncertainties as those discussed above, are nevertheless important to an understanding of the financial statements. Policies related to revenue recognition, share-based expense, and financial instruments require difficult judgments on complex matters that are often subject to multiple sources of authoritative guidance. Certain of these and other matters are among topics currently under reexamination by accounting standards setters and regulators. No specific conclusions reached by these standard setters appear likely to cause a material change in our accounting policies, although outcomes cannot be predicted with confidence. A complete discussion of our significant accounting policies can be found in note 1 in the accompanying “Notes to Consolidated Financial Statements.”

Geographic Concentration and the Alaska Economy

We offer voice, data and wireless telecommunication services and video services to customers primarily throughout Alaska. Because of this geographic concentration, growth of our business and of our operations depends upon economic conditions in Alaska. The economy of Alaska is dependent upon the natural resource industries, and in particular oil production, as well as investment earnings, tourism, government, and United States military spending. Any deterioration in these markets could have an adverse impact on us. A significant part of the Alaska economy is the state government.  All of the federal funding and the majority of investment revenues are dedicated for specific purposes, leaving oil revenues as the primary source of general operating revenues for the State of Alaska. The State of Alaska reported in fiscal 2008 that oil revenues, federal funding revenues, and investment revenues supplied 93%, 5% and 2%, respectively, of the State's unrestricted revenues. In fiscal 2009 state economists forecast that Alaska’s oil revenues, federal funding and investment revenues will supply 87%, 8% and 5%, respectively, of the state’s total projected unrestricted revenues.

The volume of oil transported by the TransAlaska Oil Pipeline System over the past 20 years has been as high as 2.0 million barrels per day in fiscal 1988. Production has been declining over the last several years with an average of 0.72 million barrels produced per day in fiscal 2008. The state forecasts the production rate to decline from 0.69 million barrels produced per day in fiscal 2009 to 0.59 million barrels produced per day in fiscal 2018.

Market prices for North Slope oil averaged $96.51 in fiscal 2008 and are forecasted to average $77.66 in fiscal 2009. The closing price per barrel was $37.68 on February 2, 2009. To the extent that actual oil prices vary materially from the State’s projected prices, the State’s projected revenues and deficits will change. The production policy of the Organization of Petroleum Exporting Countries and its ability to continue to act in concert represents a key uncertainty in the state’s revenue forecast.

The State of Alaska maintains the Constitutional Budget Reserve Fund (“CBRF”) that is intended to fund budgetary shortfalls. If the State’s current projections are realized and no surpluses are deposited into the CBRF it will be depleted in December 2020. The date the CBRF is depleted is highly influenced by the price of oil. If the fund is depleted, aggressive state action will be necessary to increase revenues and reduce spending in order to balance the budget. The governor of the State of Alaska and the Alaska legislature continue to evaluate cost cutting and revenue enhancing measures.

Should new oil discoveries or developments not materialize or the price of oil become depressed, the long term trend of continued decline in oil production from the Prudhoe Bay area is inevitable with a corresponding adverse impact on the economy of the State, in general, and on demand for telecommunications and cable television services, and, therefore, on us, in particular. Periodically there are renewed efforts to allow exploration and development in the Arctic National Wildlife Refuge (“ANWR”). The United States Energy Information Agency has estimated that it could take nine years to begin oil field drilling after approval of ANWR exploration.

No assurance can be given that the driving forces in the Alaska economy, and in particular, oil production, will continue at appropriate levels to provide an environment for expanded economic activity.

No assurance can be given that oil companies doing business in Alaska will be successful in discovering new fields or further developing existing fields which are economic to develop and produce oil with access to the pipeline or other means of transport to market. We are not able to predict the effect of changes in the price and production volumes of North Slope oil on Alaska’s economy or on us.

Deployment of a natural gas pipeline from the State of Alaska’s North Slope to the Lower 48 States has been proposed to supplement natural gas supplies. There are two competing companies that are studying the economic viability of a natural gas pipeline, which depends upon the price of and demand for natural gas.

Development of the ballistic missile defense system project has had a significant impact on Alaskan telecommunication requirements. The system is a fixed, land-based, non-nuclear missile defense system with a land and space based detection system capable of responding to limited strategic ballistic missile threats to the United States. The system includes deployment of up to 100 ground-based interceptor silos and battle management command and control facilities at Fort Greely, Alaska.

The United States Army Corps of Engineers awarded a construction contract and construction of test bed facilities began in 2002. As of January 2009 a total of thirty ground-based missile interceptors have been placed in underground silos.

Tourism, air cargo, and service sectors have helped offset the prevailing pattern of oil industry downsizing that has occurred during much of the last several years.

We have, since our entry into the telecommunication marketplace, aggressively marketed our services to seek a larger share of the available market. The customer base in Alaska is limited, however, with a population of approximately 670,000 people. The State of Alaska’s population is distributed as follows:

•	42% are located in the Municipality of Anchorage,
•	13% are located in the Fairbanks North Star Borough,
•	12% are located in the Matanuska-Susitna Borough,
•	8% are located in the Kenai Peninsula Borough,
•	5% are located in the City and Borough of Juneau, and
•      The remaining 20% are located in other communities across the State of Alaska.

Seasonality

Revenue derived from our long-distance services product in our Network Access segment have historically been highest in the summer months because of temporary population increases attributable to tourism and increased seasonal economic activity such as construction, commercial fishing, and oil and gas activities. Our long-distance services product in our Consumer and Commercial segments and our other products in all our segments do not exhibit significant seasonality. Our ability to implement construction projects is hampered during the winter months because of cold temperatures, snow and short daylight hours.

Off-Balance Sheet Arrangements

We have not created, and are not party to, any special-purpose or off-balance sheet entities for the purpose of raising capital, incurring debt or operating parts of our business that are not consolidated into our financial statements. We do not have any arrangements or relationships with entities that are not consolidated into our financial statements that are reasonably likely to materially affect our liquidity or the availability of our capital resources.

Schedule of Certain Known Contractual Obligations

The following table details future projected payments associated with certain known contractual obligations as of December 31, 2008:

	Payments Due by Period
	Total	Less than 1 Year	1 to 3 Years	4 to 5 Years	More Than 5 Years
	(Amounts in thousands)
Long-term debt	$721,886	8,424	196,804	181,072	335,586
Interest on long-term debt	195,987	44,037	87,324	53,026	11,600
Capital lease obligations, including interest	160,431	11,646	23,328	23,474	101,983
Operating lease commitments	60,318	16,401	16,089	10,399	17,429
Purchase obligations	54,826	25,134	24,412	5,280	---
Total contractual obligations	$1,193,448	105,642	347,957	273,251	466,598

For long-term debt included in the above table, we have included principal payments on our Senior Credit Facility and Senior Notes. Interest on amounts outstanding under our Senior Credit Facility is based on variable rates. We used the current rate paid on the Senior Credit Facility to estimate our future interest payments. Our Senior Notes require semi-annual interest payments of $11.6 million through February 2014. For a discussion of our Senior Notes and Senior Credit Facility see note 6 in the accompanying “Notes to Consolidated Financial Statements.”

Capital lease obligations include our obligation to lease transponder capacity on Galaxy 18.  For a discussion of our capital and operating leases, see note 13 in the accompanying “Notes to Consolidated Financial Statements.”

Purchase obligations include a commitment to purchase hardware and software capable of providing wireless service to small markets in rural Alaska of $21.4 million.  The contract associated with this commitment is non-cancelable. Purchase obligations also include open purchase orders for goods and services for capital projects and normal operations totaling $11.7 million which are not included in our Consolidated Balance Sheets at December 31, 2008, because the goods had not been received or the services had not been performed at December 31, 2008. The open purchase orders are cancelable.

Regulatory Developments

See “Part I — Item 1 — Business — Regulation” for more information about regulatory developments affecting us.

Inflation

We do not believe that inflation has a significant effect on our operations.

Item 8. Consolidated Financial Statements and Supplementary Data

Our consolidated financial statements are filed under this Item, beginning on page 34. Our supplementary data is filed under Item 7, beginning on page 1.

Item 15. Exhibits, Consolidated Financial Statement Schedules

(l) Consolidated Financial Statements	Page No.

Included in Part II of this Report:

Report of Independent Registered Public Accounting Firm	34

Consolidated Balance Sheets, December 31, 2008 and 2007	35 – 36

Consolidated Statements of Operations, years ended December 31, 2008, 2007 and 2006	37

Consolidated Statements of Stockholder’s Equity, years ended December 31, 2008, 2007 and 2006	38

Consolidated Statements of Cash Flows, years ended December 31, 2008, 2007 and 2006	39

Notes to Consolidated Financial Statements	40 – 78

(2) Consolidated Financial Statement Schedules

Schedules are omitted, as they are not required or are not applicable, or the required information is shown in the applicable financial statements or notes thereto.

(3) Exhibits

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder
GCI, Inc.:

We have audited the accompanying consolidated balance sheets of GCI, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholder’s equity, and cash flows for each of the years in the three year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GCI, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 14 to the consolidated financial statements, the consolidated financial statements have been adjusted for the retrospective application of the presentation and disclosure requirements of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, which was adopted January 1, 2009. Additionally, as discussed in Note 1(ae) to the consolidated financial statements, the Company has elected to change its method of accounting for recording depreciation on their property and equipment placed in service in 2008.

(signed) KPMG LLP

Anchorage, Alaska
March 20, 2009 (except for Note14
  as to which the date is October 19, 2009)

GCI, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)	December 31,
ASSETS	2008	2007

Current assets:
Cash and cash equivalents	$29,693	13,074

Receivables	113,136	97,913
Less allowance for doubtful receivables	2,582	1,657
Net receivables	110,554	96,256

Deferred income taxes	7,843	5,734
Inventories	7,085	2,541
Prepaid expenses	5,960	5,356
Investment securities	1,563	---
Other current assets	647	717
Total current assets	163,345	123,678

Property and equipment in service, net of depreciation	793,051	504,273
Construction in progress	54,098	69,409
Net property and equipment	847,149	573,682

Cable certificates	191,565	191,565
Goodwill	66,868	42,181
Wireless licenses	25,967	25,757
Other intangible assets, net of amortization	22,976	11,769
Deferred loan and senior notes costs, net of amortization of $3,900 and $2,787 at December 31, 2008 and 2007, respectively	6,496	6,202
Other assets	10,724	9,399
Total other assets	324,596	286,873
Total assets	$1,335,090	984,233

See accompanying notes to consolidated financial statements.

                                                                      (Continued)

GCI, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Continued)

(Amounts in thousands)	December 31,
LIABILITIES AND STOCKHOLDER’S EQUITY	2008	2007

Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$12,857	2,375
Accounts payable	40,497	35,747
Accrued payroll and payroll related obligations	22,632	16,329
Deferred revenue	22,095	16,600
Accrued liabilities	11,043	7,536
Accrued interest	10,224	8,927
Subscriber deposits	1,262	877
Total current liabilities	120,610	88,391

Long-term debt	708,406	536,115
Obligations under capital leases, excluding current maturities	94,029	2,290
Obligation under capital lease due to related party, excluding current maturity	1,868	469
Deferred income taxes	86,187	84,294
Long-term deferred revenue	49,998	845
Other liabilities	15,288	12,396
Total liabilities	1,076,386	724,800

Commitments and contingencies
Stockholder’s equity:
Class A common stock (no par). Authorized 10 shares; issued and outstanding 0.1 shares at December 31, 2008 and 2007	206,622	206,622
Paid-in capital	45,468	37,804
Retained earnings	6,614	8,529
Total GCI, Inc. stockholder’s equity	258,704	252,955
Non-controlling interest	---	6,478
Total stockholder’s equity	258,704	259,433
Total liabilities and stockholder’s equity	$1,335,090	984,233

See accompanying notes to consolidated financial statements.

GCI, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

(Amounts in thousands)	2008	2007	2006
Revenues	$575,442	520,311	477,482

Cost of goods sold (exclusive of depreciation and amortization shown separately below)	203,058	195,799	169,107
Selling, general and administrative expenses	210,306	175,752	158,950
Depreciation and amortization expense	114,369	87,615	82,099
Operating income	47,709	61,145	67,326

Other income (expense):
Interest expense	(48,303)	(34,407)	(34,413)
Interest and investment income	576	544	1,841
Amortization and write-off of loan fees	(2,060)	(1,423)	(964)
Other	(217)	---	463
Other expense, net	(50,004)	(35,286)	(33,073)
Income (loss) before income tax expense and cumulative effect of a change in accounting principle	(2,295)	25,859	34,253
Income tax expense	1,077	12,162	15,797
Income (loss) before cumulative effect of a change in accounting principle	(3,372)	13,697	18,456
Cumulative effect of a change in accounting principle, net of income tax expense of $44	---	---	64
Net income (loss)	(3,372)	13,697	18,520
Net loss attributable to the non-controlling interest	1,503	36	---
Net income (loss) attributable to GCI, Inc.	$(1,869)	13,733	18,520

See accompanying notes to consolidated financial statements.

GCI, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY
YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

(Amounts in thousands, except share amounts)	Shares of Class A Common Stock	Class A Common Stock	Paid-in Capital	Retained Earnings	Non-controlling Interest	Total
Balances at January 1, 2006	100	$206,622	10,840	26,963	---	244,425
Net income	---	---	---	18,520	---	18,520
SAB 108 cumulative adjustment, net of income tax expense	---	---	---	1,104	---	1,104
Distribution to General Communication, Inc.	---	---	---	(39,753)	---	(39,753)
Contribution from General Communication, Inc.	---	---	16,904	---	---	16,904
Balances at December 31, 2006	100	206,622	27,744	6,834	---	241,200
Non-controlling interest attributable to acquired subsidiary	---	---	---	---	6,514	6,514
Net income	---	---	---	13,733	(36)	13,697
Distribution to General Communication, Inc.	---	---	---	(12,038)	---	(12,038)
Contribution from General Communication, Inc.	---	---	10,060	---	---	10,060
Balances at December 31, 2007	100	206,622	37,804	8,529	6,478	259,433
Net loss	---	---	---	(1,869)	(1,503)	(3,372)
Acquisition of remaining shares of non-controlling interest	---	---	---	---	(4,975)	(4,975)
Distribution to General Communication, Inc.	---	---	---	(46)	---	(46)
Contribution from General Communication, Inc.	---	---	7,664	---	---	7,664
Balances at December 31, 2008	100	$206,622	45,468	6,614	---	258,704

See accompanying notes to consolidated financial statements.

GCI, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

(Amounts in thousands)	2008	2007	2006
Cash flows from operating activities:
Net income (loss)	$(3,372)	13,769	18,520
Adjustments to reconcile net income (loss) to net cash provided by operating activities, net of effect of acquisitions:
Depreciation and amortization expense	114,369	87,615	82,099
Deferred income tax expense	1,077	11,649	15,384
Other noncash income and expense items	8,896	7,651	4,941
Share-based compensation expense	7,278	4,944	6,365
Change in operating assets and liabilities, net of effect of acquisitions	47,087	(15,045)	(4,510)
Net cash provided by operating activities	175,335	110,511	122,799

Cash flows from investing activities:
Purchases of property and equipment, including construction period interest	(221,458)	(153,030)	(95,998)
Purchase of businesses and non-controlling interest, net of cash received	(65,335)	(19,530)	---
Purchase of software licenses and other assets	(8,974)	(7,471)	(4,285)
Sale of marketable securities	4,800	---	---
Other	---	44	3,326
Net cash used in investing activities	(290,967)	(179,987)	(96,957)

Cash flows from financing activities:
Borrowing on long-term debt	114,486	10,000	---
Borrowing on revolving credit facility, net	30,000	50,000	15,000
Payment of debt	(10,248)	(27,152)	(1,725)
Payment of debt issuance costs	(2,118)	(527)	(44)
Net contribution (distribution) to General Communication, Inc.	157	(7,349)	(25,745)
Other	(26)	(69)	(43)
Net cash provided by (used in) financing activities	132,251	24,903	(12,557)
Net increase (decrease) in cash and cash equivalents	16,619	(44,573)	13,285
Cash and cash equivalents at beginning of period	13,074	57,647	44,362

Cash and cash equivalents at end of period	$29,693	13,074	57,647

See accompanying notes to consolidated financial statements.

GCI, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(l)      Business and Summary of Significant Accounting Principles

In the following discussion, GCI, Inc. and its direct and indirect subsidiaries are referred to as “we,” “us” and “our.”

(a)	Business
We offer the following services:
•	Origination and termination of traffic in Alaska for certain common carriers,
•	Cable television services throughout Alaska,
•
Competitive local access services in Anchorage, Fairbanks, Juneau, Wasilla, Eagle River, Kodiak, Palmer, Kenai, Soldotna, Seward, Chugiak, Sitka, Valdez, Ketchikan, Nome, and Homer, Alaska as of December 31, 2008 with on-going expansion into additional Alaska communities,

•	Incumbent local access services in rural Alaska,
•	Long-distance telephone service between Alaska and the remaining United States and foreign countries,
•	Sale and resale of postpaid and sale of prepaid wireless telephone services and sale of wireless telephone handsets and accessories,
•	Data network services,
•	Internet access services,
•	Broadband services, including our SchoolAccess® offering to rural school districts, our ConnectMD® offering to rural hospitals and health clinics, and managed video conferencing,
•	Managed services to certain commercial customers,
•	Sales and service of dedicated communications systems and related equipment,
•
Lease service arrangements and maintenance of capacity on our fiber optic cable systems used in the transmission of interstate and intrastate data, switched message long-distance and Internet services within Alaska and between Alaska and the remaining United States and foreign countries, and

•	Distribution of white and yellow pages directories to residential and business customers in certain markets we serve and on-line directory products.

(b)	Principles of Consolidation
The consolidated financial statements include the consolidated accounts of GCI and its wholly-owned subsidiaries, as well as a variable interest entity in which we were the primary beneficiary as defined by Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 46R, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” through August 17, 2008.  We purchased the non-controlling interest of the variable interest entity on August 18, 2008 as further described in note 1(c).  All significant intercompany transactions between non-regulated affiliates of our company are eliminated.  Statement of Financial Accounting Standard ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation" requires intercompany revenue and expenses generated between regulated and non-regulated affiliates of the company not be eliminated on consolidation.  Intercompany revenue and expenses with affiliates not subject to SFAS 71 have been eliminated.

(c)	Acquisitions
Effective June 1, 2008, we closed on our purchase of 100% of the outstanding stock of UUI and Unicom, which were subsidiaries of UCI.  UUI, together with its subsidiary, United-KUC, provides local telephone service to 60 rural communities in the Bethel, Alaska area.  Unicom operates DeltaNet, a long-haul broadband microwave network ringing the Yukon-Kuskokwim Delta.  We view this investment as an opportunity to expand our Managed Broadband services in rural Alaska.  The UUI and Unicom acquisitions were stock purchases but we elected to treat them as an asset purchase for income tax purposes, resulting in goodwill being deductible for tax purposes.

Effective July 1, 2008, we closed on our purchase of 100% of the ownership interests of Alaska Wireless, which provides wireless and Internet services in the Dutch Harbor, Sand Point, Akutan, and Adak,

(Continued)

GCI, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Alaska areas.  Such purchase was treated as an asset purchase for income tax purposes.  We view this investment as an opportunity to expand our wireless services in the Aleutian Chain region of rural Alaska.  We consider this business combination to be immaterial to our consolidated financial statements.

On August 18, 2008, we exercised our option to acquire the remaining 18.1% of the equity interest and voting control of Alaska DigiTel for $10.4 million.  Prior to August 18, 2008, our ability to control the operations of Alaska DigiTel was limited as required by the FCC upon their approval of our initial acquisition of 81.9% of the non-controlling equity interest obtained in January 2007.  Subsequent to the acquisition of the non-controlling interest, we own 100% of the outstanding common ownership units and voting control of Alaska DigiTel.  Such purchase was treated as an asset purchase for income tax purposes.  We purchased Alaska DigiTel as a way to participate in the future growth of the Alaska wireless industry.  We consolidated 100% of Alaska DigiTel's assets and liabilities at fair value beginning on January 1, 2007, when we determined that Alaska DigiTel was a variable interest entity of which we were the primary beneficiary.  Upon our acquisition of the non-controlling interest in Alaska DigiTel on August 18, 2008, we recorded 18.1% of the change in fair value between the assets and liabilities on January 1, 2007 and the fair value of the assets and liabilities on August 18, 2008.

On the closing date of the acquisition of UUI and Unicom, $8.0 million of the purchase price was deposited in an escrow account to compensate us for any indemnification claims we may have after the acquisition and was included in the purchase price.  At this time, we are not aware of any indemnification claims and expect the portion of the purchase price in the escrow account to be paid to the seller in the future.

We have agreed to make additional payments for UUI and Unicom in each of the years 2009 through 2013 that are contingent on sequential year-over-year revenue growth for specified customers.  We have agreed to make an additional payment for Alaska Wireless in 2010 that is contingent on meeting certain financial conditions.  The amount of the 2009 UUI and Unicom contingent payment is not expected to be significant and we are unable to reasonably estimate the remaining contingent consideration amounts that may be paid for either acquisition, but do not believe any amount paid will be significant.

We recorded our business acquisitions and the acquisition of the non-controlling interest in Alaska DigiTel based on the provisions of SFAS No. 141, "Business Combinations," and accordingly, the purchase price has been allocated based on the fair values of the assets acquired and liabilities assumed.  The results of operations include Alaska DigiTel results since acquiring a controlling interest.  In addition, UUI’s, Unicom’s, and Alaska Wireless’ results of operations are included since the effective date of each acquisition.

The purchase prices for our 2008 acquisitions, net of cash received of approximately $1.7 million from UUI and Unicom, are as follows (amounts in thousands):

UUI and Unicom	$40,575
Alaska Wireless	$14,508
Alaska DigiTel	$10,434

We are in the process of determining the fair value of goodwill and certain tax liabilities for UUI and Unicom, therefore, the purchase price allocations for UUI and Unicom have not been finalized at December 31, 2008 and the goodwill and the tax liabilities associated with UUI and Unicom are subject to refinement.  The purchase price for all acquisitions except for UUI and Unicom have been finalized and allocated as of December 31, 2008 as follows (amounts in thousands):

	UUI and Unicom	Alaska DigiTel
Current assets	$15,008	2,220

(Continued)

GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements
Property and equipment, including construction in progress	59,629	6,015
Intangible assets	8,175	1,468
Wireless licenses	100	4,396
Goodwill	9,102	4,534
Other assets	3,106	1
Total assets acquired	95,120	18,634
Current liabilities	4,916	2,588
Long-term debt, including current portion	43,614	5,515
Other long-term liabilities	4,335	97
Total liabilities assumed	52,865	8,200
Net assets acquired	$42,255	10,434

We modified the initial preliminary UUI and Unicom purchase price allocation during the third and fourth quarters of 2008 by increasing current assets $548,000, decreasing property and equipment $8.5 million, increasing intangible assets $1.7 million, increasing goodwill $3.1 million, increasing other assets $695,000, increasing current liabilities $464,000, increasing long-term debt $910,000, and decreasing other long-term liabilities $3.9 million for adjustments due to the refinement of the estimated fair value.

We modified the initial preliminary Alaska DigiTel purchase price allocation for the purchase of the non-controlling interest during the fourth quarter of 2008 by decreasing property and equipment $202,000, increasing intangible assets $503,000, decreasing goodwill $88,000, and increasing liabilities $253,000 for adjustments to the fair value of the fixed assets and intangibles due to refinement of the valuation.  An adjustment to the fair value of the liabilities was due to refinement of the estimated fair value.

All of our 2008 acquisitions resulted in goodwill which is deductible over 15 years for income tax purposes.

Revenues from the date of acquisition, net of intercompany revenue, for our acquisitions of UUI, Unicom and Alaska Wireless are allocated to our Consumer, Network Access, Managed Broadband, and Regulated Operations segments.  As a result of the acquisition of UUI and Unicom, we have a new operating segment for our regulated activities.

UUI and Unicom had outstanding debt of $38.9 million at December 31, 2008 that is collateralized by substantially all of UUI's and Unicom's assets.  UUI and Unicom's creditors do not have recourse to GCI's assets.

The following unaudited pro forma financial information is presented as if we had acquired the companies as of the beginning of the periods presented.  The pro forma results of operations as if the acquisitions occurred on January 1, 2007 or 2008 for the years ended December 31 are as follows (amounts in thousands):

	(unaudited)
	2008	2007
Pro forma consolidated revenue	$588,691	546,728
Pro forma net income (loss) attributable to GCI, Inc.	$(2,932)	12,773

(d)	Regulatory Accounting and Regulation

We account for our regulated operations in accordance with the accounting principles for regulated enterprises prescribed by SFAS No. 71.  This accounting recognizes the economic effects of rate regulation by recording cost and a return on investment as such amounts are recovered through rates authorized by regulatory authorities.  Accordingly, under SFAS No. 71, plant and equipment is depreciated over lives approved by regulators and certain costs and obligations are deferred based upon approvals received from regulators to permit recovery of such amounts in future years.  Our cost studies and depreciation rates for our regulated operations are subject to periodic audits that could result in reductions of revenues.  Based upon the purchase price allocation described in note 1(c), the effects of regulation for the year ended December 31, 2008 are not material to the consolidated financial statements.

(Continued)

GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

(e)	Earnings per Common Share
We are a wholly-owned subsidiary of GCI and, accordingly, are not required to present earnings per share.  Our common stock is not publicly traded.

(f)	Investment Securities
We have investment securities of $1.6 million at December 31, 2008 that are classified as trading under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."  Our investments consist primarily of money market funds and U.S. government securities.  Trading securities are recorded at fair value with unrealized holding gains and losses included in earnings.  In 2008, the change in net unrealized holding gains/losses in the trading portfolio included in earnings was a net gain of $43,000.

(g)	Cash Equivalents
Cash equivalents consist of overnight sweep investments and certificates of deposit which have an original maturity of three months or less at the date acquired and are readily convertible into cash.

(h)	Accounts Receivable and Allowance for Doubtful Receivables
Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We base our estimates on the aging of our accounts receivable balances, financial health of specific customers, regional economic data, changes in our collections process, regulatory requirements, and our customers’ compliance with USAC rules. We review our allowance for doubtful accounts methodology at least annually.

Depending upon the type of account receivable our allowance is calculated using a pooled basis with an allowance for all accounts greater than 120 days past due, a specific identification method, or a combination of the two methods. When a specific identification method is used past due balances over 90 days old and balances less than 90 days old but potentially uncollectible due to bankruptcy or other issues are reviewed individually for collectability. Account balances are charged off against the allowance when we feel it is probable the receivable will not be recovered. We do not have any off-balance-sheet credit exposure related to our customers.

(i)	Inventories
Wireless handset inventories are stated at the lower of cost or market (net realizable value). Cost is determined using the average cost method. Handset costs in excess of the revenues generated from handset sales, or handset subsidies, are expensed at the time of sale. We do not recognize the expected handset subsidies prior to the time of sale because the promotional discount decision is made at the point of sale and/or because we expect to recover the handset subsidies through service revenue.

Inventories of other merchandise for resale and parts are stated at the lower of cost or market. Cost is determined using the average cost method.

(Continued)

GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

(j)	Property and Equipment
Property and equipment is stated at cost. Construction costs of facilities are capitalized. Equipment financed under capital leases is recorded at the lower of fair market value or the present value of future minimum lease payments at inception of the lease. Construction in progress represents distribution equipment and systems and support equipment and systems not placed in service on December 31, 2008 that management intends to place in service during 2009.

Depreciation is computed using the straight-line method based upon the shorter of the estimated useful lives of the assets or the lease term, if applicable, in the following ranges:

Asset Category	Asset Lives
Telephony distribution equipment	12 years
Fiber optic cable systems	12-30 years
Cable television distribution equipment and systems	10 years
Support equipment and systems	3-5 years
Transportation equipment	3 years
Property and equipment under capital leases	12-20 years
Buildings	20 years

Amortization of property and equipment under capital leases is included in Depreciation and Amortization Expense on the Consolidated Statements of Operations.

Repairs and maintenance are charged to expense as incurred. Expenditures for major renewals and betterments are capitalized. Accumulated depreciation is removed and gains or losses are recognized at the time of retirements, sales or other dispositions of property and equipment.

(k)	Long-lived Assets to be Disposed of
Long-lived assets to be disposed of, including those of discontinued operations, if any, are measured at the lower of carrying amount or fair value less cost to sell, if applicable. We classify a long-lived asset to be disposed of other than by sale as held and used until it is disposed of. We classify a long-lived asset to be sold as held for sale in the period in which the criteria established by SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets” are met. We do not depreciate or amortize long-lived assets to be sold.

A loss is recognized for any initial or subsequent write-down to fair value less cost to sell. A gain is recognized for any subsequent increase in fair value less cost to sell, but not in excess of the cumulative loss previously recognized (for a write-down to fair value less cost to sell). The loss or gain adjusts only the carrying amount of a long-lived asset, whether classified as held for sale individually or as part of a disposal group. A gain or loss not previously recognized that results from the sale of a long-lived asset (disposal group) is recognized at the date of sale.

(l)	Intangible Assets and Goodwill
Goodwill, cable certificates (certificates of convenience and public necessity) and wireless licenses are not amortized. Cable certificates represent certain perpetual operating rights to provide cable services. Wireless licenses represent the right to utilize certain radio frequency spectrum to provide wireless communications services.  Goodwill represents the excess of cost over fair value of net assets acquired in connection with a business acquisition. Goodwill is not allocated to our segments as our Chief Operating Decision Maker does not review a balance sheet by segment to make decisions about resource allocation or evaluate segment performance. Goodwill is allocated to all reporting segments for the sole purpose of the annual impairment test.

All other amortizable intangible assets are being amortized over 1 to 20 year periods using the straight-line method.

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GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

(m)	Impairment of Intangibles, Goodwill, and Long-lived Assets
Cable certificate assets and wireless licenses are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of the asset with its carrying amount. If the carrying amount of the assets exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the asset becomes its new accounting basis. Impairment testing of our cable certificate assets and wireless licenses as of December 31, 2008 and 2007 used a direct value method.

Our goodwill assets are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the assets might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. This determination is made at the reporting unit level and consists of two steps. First, we determine the fair value of a reporting unit and compare it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill asset over the implied fair value of that asset. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No. 141, “Business Combinations.”

Long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of an asset group to be held and used is measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset group exceeds the fair value of the asset group.

For the period from January 1, 2008 to December 31, 2008, the U.S. financial markets have been impacted by continued deterioration in economic conditions. Should economic conditions in the State of Alaska and other indicators deteriorate such that they impact our ability to achieve levels of forecasted operating results and cash flows, GCI's stock price and market capitalization decline below its book value for a sustained period of time, or should other events occur indicating the goodwill and carrying value of goodwill and intangible assets might be impaired, we would test our intangible assets for impairment and may recognize an impairment loss to the extent that the carrying amount exceeds such asset’s fair value.  Any future impairment charges could have a material adverse effect on our results of operations.

(n)	Amortization and Write-off of Loan Fees
Debt issuance costs are deferred and amortized using the effective interest method. If a refinancing or amendment of a debt instrument is a substantial modification, all or a portion of the applicable debt issuance costs are written off.  If a debt instrument is repaid prior to the maturity date we will write-off a proportional amount of debt issuance costs.

(o)	Other Assets
Other Assets primarily include long-term deposits, prepayments, and non-trade accounts receivable.

(p)	Asset Retirement Obligations
We record the fair value of a liability for an asset retirement obligation in the period in which it is incurred in Other Liabilities on the Consolidated Balance Sheets. Additionally, a conditional asset retirement obligation is recognized as a liability if the fair value of the liability can be reasonably estimated. When the liability is initially recorded, we capitalize a cost by increasing the carrying amount

(Continued)

GCI, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, we either settle the obligation for its recorded amount or incur a gain or loss upon settlement.

The majority of our asset retirement obligation is the estimated cost to remove telephony distribution equipment and support equipment from leased property.

Following is a reconciliation of the beginning and ending aggregate carrying amount of our liability for asset retirement obligation (amounts in thousands):

Balance at December 31, 2006	$3,408
Liability incurred	260
Additions upon consolidation of Alaska DigiTel	365
Accretion expense	144
Liability settled	(4)
Balance at December 31, 2007	4,173
Liability incurred	1,408
Additions upon acquisition of UUI, Unicom, Alaska Wireless and Alaska DigiTel	803
Accretion expense	396
Liability settled	(601)
Balance at December 31, 2008	$6,179

During the years ended December 31, 2008 and 2007 we recorded additional capitalized costs of $1.4 million and $260,000, respectively, in Property and Equipment in Service, Net of Depreciation.

(q)	Derivatives
We enter into derivative contracts to manage exposure to variability in cash flows from floating-rate financial instruments, particularly on our long-term debt instruments and credit facilities.  We do not apply hedge accounting to our derivative instruments and therefore treat these instruments as “economic hedges.”   Consistent with the guidance in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” derivative instruments are accounted for at fair value as either assets or liabilities on the balance sheet.  Changes in the fair value of derivatives are recognized in earnings each reporting period.

Derivative financial instruments are subject to credit risk and market risk.  Credit risk is the failure of the counterparty to perform under the terms of the derivative contract.  We minimize the credit risk in derivative instruments by entering into transactions with high-quality counterparties.

Market risk is the adverse effect on the value of a derivative instrument that results from a change in interest rates or other market variables.  The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

In the third quarter of 2008, we entered into two interest rate caps with a combined notional value of $180.0 million that mature on July 1, 2010.  The initial cost of the caps was $928,000.  These derivative instruments are being used to manage the interest rate risk on our Senior Credit Facility, which is indexed to the London Interbank Offered Rate ("LIBOR").  In prior reporting periods, we did not own any derivative instruments.
            (Continued)

GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

The following is a summary of the derivative contracts outstanding in the balance sheet at December 31, 2008 (dollar amounts in thousands):

	Number of Contracts	Notional Value	Balance Sheet Location	Fair Value
Interest rate caps	2	$180,000	Other Assets	$7

During the year ended December 31, 2008, a loss of $921,000 relating to the fair value change on derivative instruments was reported in interest expense.

(r)	Revenue Recognition
All revenues are recognized when the earnings process is complete in accordance with SEC Staff Accounting Bulletins (“SAB”) No. 104, “Revenue Recognition” as follows:

•	Revenues generated from long-distance service usage and plan fees, Internet service excess usage, and managed services are recognized when the services are provided,
•	We recognize unbilled revenues when the service is provided based upon minutes of use processed, and/or established rates, net of credits and adjustments,
•
Cable television service package fees, local access and Internet service plan fees, and private line telecommunication revenues are billed in advance, recorded as Deferred Revenue on the balance sheet, and are recognized as the associated service is provided,

•
Certain of our wireless services offerings have been determined to be revenue arrangements with multiple deliverables. Revenues are recognized as each element is earned based on objective evidence regarding the relative fair value of each element and when there are no undelivered elements that are essential to the functionality of the delivered elements. Revenues generated from wireless service usage and plan fees are recognized when the services are provided. Revenues generated from the sale of wireless handsets and accessories are recognized when title to the handset and accessories passes to the customer. As the non-refundable, up-front activation fee charged to the customer does not meet the criteria as a separate unit of accounting, we allocate the additional arrangement consideration received from the activation fee to the handset (the delivered item) to the extent that the aggregate handset and activation fee proceeds do not exceed the fair value of the handset. Any activation fees not allocated to the handset would be deferred upon activation and recognized as service revenue on a straight-line basis over the expected customer relationship period,

•
The majority of our equipment sale transactions involve the sale of communications equipment with no other services involved. Such equipment is subject to standard manufacturer warranties and we do not manufacture any of the equipment we sell. In such instances the customer takes title to the equipment generally upon delivery. We recognize revenue for such transactions when title passes to the customer and the revenue is earned and realizable pursuant to the provisions of SAB 104. On certain occasions we enter into agreements to sell and satisfactorily install or integrate telecommunications equipment for a fixed fee. Customers may have refund rights if the installed equipment does not meet certain performance criteria. We defer revenue recognition until we have received customer acceptance per the contract or agreement, and all other required revenue recognition elements have been achieved. Revenues from contracts with multiple element arrangements, such as those including installation and integration services, are recognized as each element is earned based on objective evidence regarding the relative fair value of each element and when there are no undelivered elements that are essential to the functionality of the delivered elements,

•	Technical services revenues are derived primarily from maintenance contracts on equipment and are recognized on a prorated basis over the term of the contracts,
•
Revenues from white and yellow page directories are recognized ratably during the period following publication, which typically begins with distribution and is complete in the month prior to publication of the next directory,

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GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

•	We account for fiber capacity IRU agreements as an operating lease or service arrangement and we defer the revenue and recognize it ratably over the life of the IRU or as services are rendered,
•
Access revenue is recognized when earned.  We participate in access revenue pools with other telephone companies.  Such pools are funded by toll revenue and/or access charges regulated by the RCA within the intrastate jurisdiction and the FCC within the interstate jurisdiction. Much of the interstate access revenue is initially recorded based on estimates. These estimates are derived from interim financial information, available separation studies and the most recent information available about achieved rates of return. These estimates are subject to adjustment in future accounting periods as additional information becomes available. To the extent that a dispute arises over revenue settlements, our policy is to defer revenue collected until the dispute is resolved,

•
As an ETC, we receive subsidies from the USF to support the provision of local access service in high-cost areas.  We accrue estimated program revenue quarterly based on current line counts, the most current rates paid to us, our assessment of the impact of current FCC regulations, and our assessment of the potential outcome of FCC proceedings.  Our estimated accrued revenue is subject to our judgment regarding the outcome of many variables and is subject to upward or downward adjustment in subsequent periods.  Our ability to collect our accrued USF subsidies is contingent upon continuation of the USF program and upon our eligibility to participate in that program, which is subject to change by future regulatory, legislative or judicial actions.  We adjust revenue and the account receivable in the period the FCC makes a program change or we assess the likelihood that such a change has increased or decreased revenue.  The payment from the USF is generally received approximately nine months subsequent to the services being performed.  At December 31, 2008 we have $8.7 million in accounts receivable related to the USF high-cost area program,

•
We receive refunds from time to time from Incumbent Local Exchange Carriers (“ILECs”), with which we do business in respect of their earnings that exceed regulatory requirements. Telephone companies that are rate regulated by the FCC using the rate of return method are required by the FCC to refund earnings from interstate access charges assessed to long-distance carriers when their earnings exceed their authorized rate of return. Such refunds are computed based on the regulated carrier’s earnings in several access categories. Uncertainties exist with respect to the amount of their earnings, the refunds (if any), their timing, and their realization. We account for such refundable amounts as gain contingencies, and, accordingly, do not recognize them until realization is a certainty upon receipt, and

•	Other revenues are recognized when the service is provided.

We recognized $2.8 million of wireless revenue in July 2008 from USAC for interstate common line support.  Due to the uncertainty in our ability to retroactively claim reimbursement under the program, we accounted for this payment as a gain contingency and, accordingly, recognized revenue only upon receipt of payment when realization was certain.

(s)	Payments Received from Suppliers
Our Consumer and Commercial segments occasionally receive reimbursements for video services costs to promote suppliers’ services, called cooperative advertising arrangements. The supplier payment is classified as a reduction of selling, general and administrative expenses if it reimburses specific, incremental and identifiable costs incurred to resell the suppliers’ services.

Occasionally our Consumer and Commercial segments enter into a binding arrangement with a supplier in which we receive a rebate dependent upon us meeting a specified goal. We recognize the rebate as a reduction of Cost of Goods Sold systematically as we make progress toward the specified goal, provided the amounts are probable and reasonably estimable. If earning the rebate is not probable and reasonably estimable, it is recognized only when the goal is met.

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GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

(t)	Advertising Expense
We expense advertising costs in the year during which the first advertisement appears. Advertising expenses were $5.6 million, $5.6 million and $3.5 million for the years ended December 31, 2008, 2007 and 2006, respectively.

(u)	Leases
We account for capital and operating leases as lessee as required by SFAS No. 13, “Accounting for Leases” and in subsequently issued amendments and interpretations of SFAS No. 13. Scheduled operating lease rent increases are amortized over the lease term on a straight-line basis. Rent holidays are recognized on a straight-line basis over the operating lease term (including any rent holiday period).

Leasehold improvements are amortized over the shorter of their economic lives or the lease term. We may amortize a leasehold improvement over a term that includes assumption of a lease renewal if the renewal is reasonably assured. Leasehold improvements acquired in a business combination are amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date of acquisition. Leasehold improvements that are placed in service significantly after and are not contemplated at or near the beginning of the lease term are amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date the leasehold improvements are purchased. Leasehold improvements made by us and funded by landlord incentives or allowances under an operating lease are recorded as deferred rent and amortized as reductions to lease expense over the lease term.

(v)	Interest Expense
Material interest costs incurred during the construction period of non-software capital projects are capitalized. Interest costs incurred during the development period of a software capital project are capitalized. Interest is capitalized in the period commencing with the first expenditure for a qualifying capital project and ending when the capital project is substantially complete and ready for its intended use. We capitalized interest cost of $4.2 million, $3.3 million and $820,000 during the years ended December 31, 2008, 2007 and 2006, respectively.

(w)	Income Taxes
GCI, Inc., as a wholly-owned subsidiary and member of the GCI controlled group of corporations, files its income tax returns as part of the consolidated group of corporations under GCI.  Accordingly, all discussions regarding income taxes reflect the consolidated group's activity.  Our income tax expense and deferred income tax assets are presented herein using the separate-entity method.

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for their future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable earnings in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets recognized are reduced by a valuation allowance to the extent that the benefits are more likely to be realized than not.

We file federal income tax returns in the U.S. and in various state jurisdictions.  We are no longer subject to U.S. or state tax examinations by tax authorities for years before 2005 except that  certain U.S. federal income tax returns for years after 1997 are not closed by relevant statutes of limitations due to unused net operating losses reported on those income tax returns.

We recognize accrued interest on unrecognized tax benefits in interest expense and penalties in selling, general and administrative expenses.  We did not have any unrecognized tax benefits as of December 31, 2008, 2007 and 2006, and, accordingly, we did not recognize any interest expense.  Additionally, we recorded $0 in penalties during the years ended December 31, 2008, 2007 and 2006, respectively.

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GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

(x)	Share-based Payment Arrangements
We apply the provisions SFAS No. 123(R), “Shared-Based Payment,” in the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values. We currently use the Black-Scholes-Merton option-pricing model to value stock options granted to employees. We use these values to recognize stock compensation expense for stock options in accordance with SFAS No. 123(R).  Among other things, SFAS 123(R) requires that compensation expense be recognized in the financial statements for share-based awards based on the grant date fair value of those awards. Additionally, share-based compensation expense includes an estimate for pre-vesting forfeitures and is recognized over the requisite service periods of the awards on a straight-line basis, which is generally commensurate with the vesting term. See note 9 for information on the assumptions we used to calculate the fair value of share-based compensation.

Additionally, SFAS 123(R) requires the benefits associated with tax deductions in excess of recognized compensation cost to be reported as a financing cash flow rather than as an operating cash flow.

(y)	Stock Options and Stock Warrants Issued for Non-employee Services
Stock options and warrants issued in exchange for non-employee services are accounted for pursuant to the provisions of SFAS 123(R), Emerging Issues Task Force ("EITF") 96-3 and EITF 96-18 based upon the fair value of the consideration or services received or the fair value of the equity instruments issued using the Black-Scholes-Merton method, whichever is more reliably measurable.

The fair value determined using these principles is charged to operating expense over the shorter of the term for which non-employee services are provided, if stated, or the stock option or warrant vesting period.

(z)	Use of Estimates
The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to estimates and assumptions include the allowance for doubtful receivables, unbilled revenues, accrual of the USF high-cost area program subsidy, share-based compensation, reserve for future customer credits, valuation allowances for deferred income tax assets, depreciable and amortizable lives of assets, the carrying value of long-lived assets including goodwill, cable certificates and wireless licenses, purchase price allocations, the accrual of Cost of Goods Sold, and the accrual of contingencies and litigation. Actual results could differ from those estimates.

(aa)	Concentrations of Credit Risk
Financial instruments that potentially subject us to concentrations of credit risk are primarily cash and cash equivalents and accounts receivable. Excess cash is invested in high quality short-term liquid money instruments issued by highly rated financial institutions. At December 31, 2008 and 2007, substantially all of our cash and cash equivalents were invested in short-term liquid money instruments at two highly rated financial institutions.

We have one major customer (see note 10).  Our remaining customers are located primarily throughout Alaska. Because of this geographic concentration, our growth and operations depend upon economic conditions in Alaska. The economy of Alaska is dependent upon the natural resources industries, and in particular oil production, as well as tourism, government, and United States military

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GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

spending. Any deterioration in these markets could have an adverse impact on us.  Though limited to one geographical area and except for our major customer, the concentration of credit risk with respect to our receivables is minimized due to the large number of customers, individually small balances, and short payment terms.

(ab)	Software Capitalization Policy
Internally used software, whether purchased or developed, is capitalized and amortized using the straight-line method over an estimated useful life of five years. We capitalize certain costs associated with internally developed software such as payroll costs of employees devoting time to the projects and external direct costs for materials and services. Costs associated with internally developed software to be used internally are expensed until the point the project has reached the development stage. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred. The capitalization of software requires judgment in determining when a project has reached the development stage.

(ac)	Guarantees
Certain of our customers have guaranteed levels of service. We accrue for any obligations under these guarantees as they become probable and estimable.

(ad)	Classification of Taxes Collected from Customers
We report sales, use, excise, and value added taxes assessed by a governmental authority that is directly imposed on a revenue-producing transaction between us and a customer on a net basis in our statements of operations.  We report a certain surcharge on a gross basis in our statement of operations of $4.1 million, $4.2 million and $4.6 million for the years ended December 31, 2008, 2007 and 2006, respectively.

(ae)	Changes in Accounting Policy
Effective January 1, 2008, we prospectively changed our accounting policy for recording depreciation on our property and equipment placed in service. For assets placed in service on or after January 1, 2008, we are using a mid-month convention to recognize depreciation expense. Previous to this change we used the half-year convention to recognize depreciation expense in the year an asset was placed in service, regardless of the month the property and equipment was placed in service. We believe the mid-month convention is preferable because it results in more precise recognition of depreciation expense over the estimated useful life of the asset. No retroactive adjustment has been made.  The following table sets forth the impact of this accounting change on depreciation and amortization expense, operating income and net loss attributable to GCI, Inc. for the year ended December 31, 2008 (amounts in thousands):

Year Ended December 31,	2008
Depreciation and amortization expense	$(521)
Operating income	521
Net loss attributable to GCI, Inc.	214

(af)	Recently Issued Accounting Pronouncements
In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations" which requires the acquiring entity in a business combination to record all assets acquired and liabilities assumed at their respective acquisition-date fair values, changes the recognition of assets acquired and liabilities assumed arising from contingencies, changes the recognition and measurement of contingent consideration, and requires the expensing of acquisition-related costs as incurred.  SFAS 141(R) also requires additional disclosure of information surrounding a business combination, such that users of the entity's financial statements can fully understand the nature and financial impact of the business combination.  We will implement SFAS No. 141(R) on January 1, 2009 and we will apply it to any business combinations after the effective date.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities." This statement requires companies to provide enhanced disclosures about (a) how

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GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

and why they use derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect a company’s financial position, financial performance, and cash flows.  We will implement SFAS No. 161 on January 1, 2009.  We do not expect the adoption of this standard to have a material impact on our statement of operations, financial position or cash flows.

In April 2008, FASB issued FSP No. 142-3, “Determination of the Useful Life of Intangible Assets”, which amends the factors that must be considered in developing renewal or extension assumptions used to determine the useful life over which to amortize the cost of a recognized intangible asset under SFAS 142, “Goodwill and Other Intangible Assets”. FSP 142-3 requires an entity to consider its own assumptions about renewal or extension of the term of the arrangement, consistent with its expected use of the asset. FSP 142-3 also requires the disclosure of the weighted-average period prior to the next renewal or extension for each major intangible asset class, the accounting policy for the treatment of costs incurred to renew or extend the term of recognized intangible assets and for intangible assets renewed or extended during the period, if renewal or extension costs are capitalized, the costs incurred to renew or extend the asset and the weighted-average period prior to the next renewal or extension for each major intangible asset class. FSP 142-3 is effective for financial statements for fiscal years beginning after December 15, 2008. The adoption of FSP 142-3 is not expected to have a material impact on our statement of operations, financial position or cash flows.

On January 1, 2008, we partially adopted SFAS No. 157 “Fair Value Measurements,” which did not have a material impact on our consolidated financial statements. We partially adopted SFAS No. 157 due to the issuance of FSP FASB 157-2, “Effective Date of FASB Statement No. 157.”  SFAS No. 157 defines fair value, establishes a common framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements for assets and liabilities. SFAS No. 157 does not require additional assets or liabilities to be accounted for at fair value beyond that already required under other U.S. GAAP accounting standards. FSP No. 157-2 deferred the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Included in the scope of FSP No. 157-2 are nonfinancial assets and liabilities acquired in business combinations and impaired assets. The effective date for nonfinancial assets and nonfinancial liabilities has been delayed by one year to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. We continue to assess the deferred portion of SFAS No. 157.

In October 2008, the FASB issued FSP 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.” FSP 157-3 clarifies the application of SFAS 157 in a market that is not active and addresses application issues such as the use of internal assumptions when relevant observable data does not exist, the use of observable market information when the market is not active and the use of market quotes when assessing the relevance of observable and unobservable data. FSP 157-3 is effective for all periods presented in accordance with SFAS No. 157. The guidance in FSP 157-3 is effective immediately and did not have an impact on the Company upon adoption.  See note 11 for information and related disclosures regarding the Company’s fair value measurements.

(ag)	SAB No. 108
SAB No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” requires a dual approach for quantifying misstatements using both a method that quantifies a misstatement based on the amount of misstatement originating in the current year statement of operations, as well as a method that quantifies a misstatement based on the effects of correcting the misstatement existing in the balance sheet. Prior to the adoption of SAB No. 108, we quantified any misstatements in our consolidated financial statements using the

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GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

income statement method in addition to evaluating qualitative characteristics.  As this method focuses solely on the statement of operations, this can lead to the accumulation of misstatements in the balance sheet that may become material if recorded in a particular period.

Prior to January 1, 2006, only the interest costs incurred during the construction period of significant capital projects, such as construction of an undersea fiber optic cable system, were capitalized.  Beginning January 1, 2006, we modified our interest capitalization policy resulting in the capitalization of material interest costs incurred during the construction period of non-software capital projects and the capitalization of interest costs incurred during the development period of a software capital project.

These misstatements accumulated over several years and were immaterial when quantifying the misstatements using the income statement method. Upon adoption of SAB No. 108 on January 1, 2006, we recorded a $3.5 million increase to property and equipment in service and $1.6 million increase to accumulated depreciation for the cumulative misstatement as of December 31, 2005.  Accordingly, we increased retained earnings by $1.1 million and recorded $772,000 as a long-term deferred tax liability.

(ah)	Reclassifications
Reclassifications have been made to the 2007 and 2006 financial statements to make them comparable with the 2008 presentation.

We reclassified $16.7 million and $12.7 million of network maintenance and operations expense from selling, general and administrative expense to Cost of Goods Sold for 2007 and 2006, respectively.  We believe this change in classification more closely aligns our maintenance and operations components to the nature of expenses included in our financial statement captions, and will improve the comparability of our financial statement presentation with our industry peers.

(2)	Consolidated Statements of Cash Flows Supplemental Disclosures

Changes in operating assets and liabilities, net effect of acquisitions, consist of (amounts in thousands):

Year ended December 31,	2008	2007	2006
Increase in accounts receivable	$(5,209)	(19,713)	(5,649)
Decrease in prepaid expenses	488	949	863
(Increase) decrease in inventories	(3,336)	1,455	(1,732)
(Increase) decrease in other current assets	(69)	1,089	1,965
Increase (decrease) in accounts payable	(4,198)	2,738	3,790
Increase (decrease) in accrued payroll and payroll related obligations	5,437	620	(3,397)
Increase (decrease) in deferred revenue	4,543	(2,000)	(998)
Increase (decrease) in accrued interest	1,226	217	(878)
Increase (decrease) in accrued liabilities	2,695	(1,120)	804
Increase in subscriber deposits	84	194	128
Increase in long-term deferred revenue	49,153	---	---
Increase (decrease) in components of other long-term liabilities	(3,727)	526	594
	$47,087	(15,045)	(4,510)

We paid interest, net of amounts capitalized, totaling $46.8 million, $34.0 million and $35.1 million during the years ended December 31, 2008, 2007 and 2006, respectively.

We paid income taxes totaling $884,000, $293,000 and $689,000 during the years ended December 31, 2008, 2007 and 2006, respectively. We received $83,000, $213,000 and $5,000 in income tax refunds during the years ended December 31, 2008, 2007 and 2006, respectively.

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GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

During the year ended December 31, 2008, we financed $98.6 million for the use of satellite transponders through a capital lease obligation.  We also financed $1.3 million in capital expenditures through the extension of a previously existing capital lease.

We received cash proceeds of $110.6 million from the $145.0 million term loan that we obtained in May 2008. We used $30.0 million of the term loan to repay the revolver portion of our Senior Credit Facility and our loan proceeds were reduced by $2.9 million for an original issue discount and $1.5 million for bank and legal fees associated with the new term loan.

In June 2008 the Galaxy XR satellite was taken out of service resulting in the removal of the remaining $8.8 million net book value and the recognition of an $8.8 million warranty receivable.  We applied $8.4 million of the warranty receivable to offset our cash obligation relating to the capital lease during the year ended December 31, 2008, resulting in an outstanding warranty receivable of $465,000 as of December 31, 2008.

During the year ended December 31, 2008, we had $12.1 million, in non-cash additions for unpaid purchases of property and equipment.

During the year ended December 31, 2007, $9.0 million in non-cash additions to property and equipment were recorded consisting of $6.7 million in unpaid purchases as of December 31, 2007 and $2.3 million in land and buildings that were transferred from property held for sale.

During the year ended December 31, 2006, we had $3.7 million, in non-cash additions for unpaid purchases of property and equipment.

During the years ended December 31, 2008, 2007 and 2006, we had $1.4 million, $260,000 and $30,000, respectively, in non-cash additions to property and equipment for assets added when recording asset retirement obligations.

During the year ended December 31, 2006 a company owned by our President and CEO tendered 100,000 shares of its GCI Class A common stock to us at the then existing market value of $15.34 per share for a total value of $1.5 million. Additionally, during the year ended December 31, 2006 our President and CEO tendered 50,000 shares of his GCI Class A common stock to us at the then existing market value of $15.34 per share for a total value of $767,000. The stock tenders were in lieu of cash payments on behalf of our President and CEO on a note receivable with related party and a note receivable with related party issued upon stock option exercise.

In February 2007, our President and Chief Executive Officer tendered 113,000 shares of his GCI Class A common stock to us at $15.50 per share for a total value of $1.7 million.  The stock tender was in lieu of a cash payment on his note receivable with related party and a note receivable with related party issued upon stock option exercise, both of which originated in 2002.

We recorded a net cumulative effect adjustment (benefit) of $64,000 during the year ended December 31, 2006 for share-based compensation instruments outstanding at December 31, 2005 for which the requisite service was not expected to be rendered.

During the year ended December 31, 2006 our Senior Vice President, Strategic Initiatives, tendered 40,000 shares of his GCI Class A common stock to us at the then existing market value of $12.50 per share for a total value of $500,000. The stock tender was in lieu of a cash payment on a note receivable with related party.

During the year ended December 31, 2006 we financed $2.2 million for the acquisition of two buildings through capital lease obligations.

As described in note 1(ag) we adopted SAB No. 108 effective January 1, 2006, resulting in a modification of our interest capitalization policy.  Upon adoption of SAB No. 108 we recorded a $3.5 million

            (Continued)

GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

increase to Property and Equipment in Service and a $722,000 increase to Deferred Tax Liability during the year ended December 31, 2006.

(3)	Receivables and Allowance for Doubtful Receivables

Receivables consist of the following at December 31, 2008 and 2007 (amounts in thousands):

	2008	2007
Trade	$109,835	95,941
Employee	243	198
Other	3,058	1,774
Total Receivables	$113,136	97,913

Changes in the allowance for doubtful receivables during the years ended December 31, 2008, 2007 and 2006 are summarized below (amounts in thousands):

		Additions		Deductions
Description	Balance at beginning of year	Charged to costs and expenses	Charged to Other Accounts	Write-offs net of recoveries	Balance at end of year
December 31, 2008	$1,657	3,471	---	2,546	2,582

December 31, 2007	$2,922	4,822	---	6,087	1,657

December 31, 2006	$5,317	3,057	---	5,452	2,922

(4)	Net Property and Equipment in Service

Net property and equipment in service consists of the following at December 31, 2008 and 2007 (amounts in thousands):
	2008	2007
Land and buildings	$32,134	14,424
Telephony distribution systems	809,356	640,001
Cable television distribution systems	194,616	161,934
Support equipment	144,457	110,619
Transportation equipment	10,550	8,102
Property and equipment under capital leases	102,972	3,086
	1,294,085	938,166
Less accumulated depreciation	495,953	432,829
Less amortization	5,081	1,064
Net property and equipment in service	$793,051	504,273

(5)	Intangible Assets and Goodwill
As of December 31, 2008 cable certificates, wireless licenses and goodwill were tested for impairment and the fair values were greater than the carrying amounts, therefore these intangible assets were determined not to be impaired at December 31, 2008. The remaining useful lives of our cable certificates, wireless licenses and goodwill were evaluated as of December 31, 2008 and events and circumstances continue to support an indefinite useful life.

There are no indicators of impairment of our intangible assets subject to amortization as of December 31, 2008.

            (Continued)

GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

Other Intangible Assets subject to amortization include the following at December 31, 2008 and 2007 (amounts in thousands):

	2008	2007
Software license fees	$18,377	12,094
Customer relationships	11,467	4,528
Customer contracts	3,538	---
Right-of-way	783	783
Other	803	261
	34,968	17,666
Less amortization	11,992	5,897
Net other intangible assets	$22,976	11,769

Changes in Other Intangible Assets are as follows (amounts in thousands):

Balance at December 31, 2006	$7,011
Asset additions upon consolidation of Alaska DigiTel	4,469
Asset additions	3,738
Less amortization expense	3,332
Less asset write-off	117
Balance at December 31, 2007	11,769
Asset additions upon acquisition of UUI, Unicom, Alaska Wireless, and the non-controlling interest in Alaska DigiTel	10,861
Asset additions	6,303
Less amortization expense	5,948
Less asset write-off	9
Balance at December 31, 2008	$22,976

During the year ended December 31, 2008, goodwill increased $24.7 million, customer relationships increased $6.8 million, customer contracts increased $3.5 million, other intangible assets increased $542,000, and wireless licenses increased $210,000 upon the acquisition of UUI, Unicom, Alaska Wireless, and the non-controlling interest in Alaska DigiTel.  Goodwill and the wireless licenses are indefinite-lived assets.  The increase in other intangible assets is due to the recognition of customer relationships, contracts, and the Alaska DigiTel trademark.  The intangible assets added during 2008 have a weighted average amortization period of 3.6 years.

Amortization expense for amortizable intangible assets for the years ended December 31, 2008, 2007 and 2006 follow (amounts in thousands):
	Years Ended December 31,
	2008	2007	2006
Amortization expense for amortizable intangible assets	$5,948	3,332	1,804

            (Continued)

GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

Amortization expense for amortizable intangible assets for each of the five succeeding fiscal years is estimated to be (amounts in thousands):

Years Ending December 31,
2009	$7,364
2010	5,494
2011	3,422
2012	2,421
2013	1,092

For the period from January 1, 2008 to December 31, 2008, the U.S. financial markets have been impacted by continued deterioration in economic conditions. Should economic conditions in the State of Alaska and other indicators deteriorate such that they impact our ability to achieve levels of forecasted operating results and cash flows, GCI's stock price and market capitalization decline below its book value for a sustained period of time, or should other events occur indicating the goodwill and carrying value of goodwill and intangible assets might be impaired, we would test our intangible assets for impairment and may recognize an impairment loss to the extent that the carrying amount exceeds such asset’s fair value.  Any future impairment charges could have a material adverse effect on our results of operations.

(6)	Long-term Debt
Long-term debt consists of the following (amounts in thousands):

	December 31,
	2008	2007
Senior Credit Facility (a)	$362,529	220,760
Senior Notes (b)	320,000	320,000
Rural Utilities Services Debt (c)	35,328	--
CoBank Mortgage Note Payable (c)	3,539	--
Mortgage	490	529
Note Payable	--	100
Debt	721,886	541,389
Less unamortized discount paid on the Senior Notes	2,589	2,991
Less unamortized discount paid on Senior Credit Facility	2,466	---
Less current portion of long-term debt	8,425	2,283
Long-term debt, net of unamortized discount	$708,406	536,115

(a)
The Senior Credit Facility includes a $360.0 million term loan, including the Additional Incremental Term Loan discussed below, and a $100.0 million revolving credit facility with a $25.0 million sublimit for letters of credit. Our term loan is fully drawn and becomes due in stages between 2011 and 2012.

In May 2008, we signed an agreement to add a term loan of $145.0 million ("Additional Incremental Term Loan") to our then existing Senior Credit Facility.  The Additional Incremental Term Loan is due under the same terms and conditions as set forth in the existing Senior Credit Facility.

            (Continued)

GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

The Additional Incremental Term Loan increased the interest rate on the term loan component of our Senior Credit Facility from LIBOR plus 2.00% to LIBOR plus 4.25%.  The Additional Incremental Term Loan increased the interest rate for the revolving credit facility component of our Senior Credit Facility from LIBOR plus a margin dependent upon our Total Leverage Ratio ranging from 1.50% to 2.25% to LIBOR plus the following Applicable Margin set forth opposite each applicable Total Leverage Ratio below:

Total Leverage Ratio (as defined)	Applicable Margin
>3.75	4.25%
>3.25 but <3.75	3.75%
>2.75 but <3.25	3.25%
<2.75	2.75%

The commitment fee we are required to pay on the unused portion of the commitment is 0.5%.

Substantially all of the Company's assets collateralize the Senior Credit Facility.

$145.0 million was drawn on the Additional Incremental Term Loan at the time of the debt modification.  We used $30.0 million of the proceeds to repay the revolver portion of our senior credit facility and our loan proceeds were reduced by $2.9 million for an original issue discount and $1.5 million for bank and legal fees associated with the new term loan.  We borrowed $10.0 million under our revolving credit facility in October 2008 and we have letters of credit outstanding totaling $4.0 million, which leaves $86.0 million available for borrowing under the revolving credit facility as of December 31, 2008 if needed.

The Term Loan allows for the repurchase of GCI’s common stock under its buyback program when our total debt leverage is below 4.0 times adjusted EBITDA. The amendment revised various financial covenants in the agreement and made conforming changes to various covenants to permit our 2008 acquisitions.  Additionally, our loan proceeds were reduced by $2.9 million for an original issue discount.  The discount on the term loan is being amortized into interest expense using the effective interest method.

Borrowings under the Senior Credit Facility are subject to certain financial covenants and restrictions on indebtedness, dividend payments, financial guarantees, business combinations, and other related items.  As a result of the Additional Incremental Term Loan, our Senior Credit Facility key debt covenants changed to the following: our Senior Credit Facility Total Leverage Ratio (as defined) may not exceed (i) 5.25:1.00 for the period beginning May 2, 2008 and ending on June 30, 2009, (ii) 5.00:1.00 for the period beginning on July 1, 2009, and ending on December 31, 2009, and (iii) 4.50:1.00 for the period beginning January 1, 2010, and ending on August 31, 2012; the Senior Leverage Ratio (as defined) may not exceed (i) 3.25:1.00 for the period beginning on May 2, 2008 and ending on June 30, 2009, and (ii) 3.00:1.00 for the period beginning July 1, 2009, and ending on August 31, 2012; the Fixed Charge Coverage Ratio (as defined) must be 1.0:1.0 or greater beginning December 31, 2009; and the Interest Coverage Ratio (as defined) must not be less than (i) 2.50:1.00 for the period beginning on May 2, 2008 and ending on September 30, 2009, and (ii) 2.75:1.00 for the period beginning October 1, 2009, and ending on August 31, 2012.

            (Continued)

GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

Our Senior Credit Facility, which was further amended in October 2008 to allow an additional $15.0 million in capital expenditures for the year ended December 31, 2008, also limits the amount of capital expenditures, excluding acquisitions that we can incur each year based on the following (amounts in thousands):

Year Ended:	Maximum Capital Expenditure Amount
2008	$240,000
2009	$125,000
2010	$125,000
2011 and thereafter	$100,000

If our capital expenditures for a given year are less than the maximum, the cumulative difference between the amount incurred and the maximum capital expenditure limitation may be carried over to the following year if certain levels of EBITDA are met.

The transaction in May 2008 to add the Additional Incremental Term Loan was a partial substantial modification of our existing Senior Credit Facility resulting in a $667,000 write-off of previously deferred loan fees during the year ended December 31, 2008 in our Consolidated Statements of Operations.  Deferred loan fees of $58,000 associated with the portion of our existing Senior Credit Facility determined not to have been substantially modified continue to be amortized over the remaining life of the Senior Credit Facility.

Additionally, in connection with the Additional Incremental Term Loan, we paid bank fees and other expenses of $1.6 million during 2008, of which $527,000 were immediately expensed in the twelve months ended December 31, 2008 and $1.1 million were deferred and are being amortized over the remaining life of the Senior Credit Facility.

In connection with the October 2008 amendment to the Senior Credit Facility, we paid loan fees of $453,000 which are being amortized over the remaining life of the Senior Credit Facility.  The October amendment to the Senior Credit Facility was determined not to be a substantial modification.

(b)
We pay interest of 7.25% on Senior Notes that are due in 2014. The Senior Notes are an unsecured senior obligation of GCI, Inc. The Senior Notes are carried on our Consolidated Balance Sheet net of the unamortized portion of the discount based on an effective interest rate of 7.50%, which is being amortized to Interest Expense over the term of the Senior Notes using the effective interest method.

The Senior Notes are not redeemable prior to February 15, 2009. At any time on or after February 15, 2009, the Senior Notes are redeemable at our option, in whole or in part, on not less than thirty days nor more than sixty days notice, at the following redemption prices, plus accrued and unpaid interest (if any) to the date of redemption:

If redeemed during the twelve month period commencing February 1 of the year indicated:	Redemption Price
2009	103.625%
2010	102.417%
2011	101.208%
2012 and thereafter	100.000%

            (Continued)

GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

The Senior Notes restrict GCI, Inc. and certain of its subsidiaries from incurring debt, but permits debt under the Senior Credit Facility and vendor financing as long as our leverage ratio, as defined does not exceed 6.0 to one.  In addition, certain other debt is permitted regardless of our leverage ratio, including debt under the Senior Credit Facility not exceeding (and reduced by certain stated items):

•	$250.0 million, reduced by the amount of any prepayments, or
•	3.0 times earnings before interest, taxes, depreciation and amortization for the last four full fiscal quarters of GCI, Inc. and its subsidiaries.

The Senior Notes limit the ability of our subsidiaries to make cash dividend payments to GCI.

Semi-annual interest payments of $11.6 million are payable in February and August of each year.

The Senior Notes are structurally subordinate to our Senior Credit Facility.

Our Senior Notes’ key debt covenants require our Total Leverage Ratio (as defined) be 6.0:1.0 or less and our Senior Leverage Ratio (as defined) be 3.0:1.0 or less if our Senior Debt (as defined) is greater than $250.0 million.

(c)
We acquired long-term debt of $43.6 million upon our acquisition of UUI and Unicom effective June 1, 2008.  As of December 31, 2008, the long-term debt consists of $35.3 million from the Rural Utility Services (“RUS”) and $3.5 million mortgage note payable due to CoBank.  The long-term debt is due in monthly installments of principal based on a fixed rate amortization schedule.  The interest rates on the various loans to which this debt relates range from 2.0% to 6.76%.  Through UUI and Unicom, we have $9.9 million available for borrowing for specific capital expenditures under existing borrowing arrangements.Substantially all of the assets of our subsidiaries, UUI and Unicom are collateral for the amounts due to RUS and CoBank.

Maturities of long-term debt as of December 31, 2008 are as follows (amounts in thousands):

Years ending December 31,
2009	$8,425
2010	8,657
2011	188,147
2012	176,323
2013	4,749
2014 and thereafter	335,585
721,886
Less unamortized discount paid on Senior Notes	2,589
Less unamortized discount paid on Senior Credit Facility	2,466
Less current portion of long-term debt	8,425
$708,406

(7)	Comprehensive Income (Loss)
During the years ended December 31, 2008, 2007 and 2006 we had no other comprehensive income. Total comprehensive income (loss) which was equal to net income (loss) during the years ended December 31, 2008, 2007 and 2006 was $(3.4) million, $13.7 million and $18.5 million, respectively.  Total comprehensive income (loss) attributable to the non-controlling interest which was equal to net loss attributable to the non-controlling interest during the years ended December 31, 2008, 2007 and 2006 was $(1.5) million, $0 and $0, respectively. Total comprehensive income (loss) attributable to GCI, Inc. which was equal to net income (loss) attributable to GCI, Inc. during the years ended December 31, 2008, 2007 and 2006 was $(1.9) million, $13.7 million and $18.5 million, respectively.

            (Continued)

GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

(8)	Income Taxes
Total income tax expense was allocated as follows (amounts in thousands):

	Years ended December 31,
	2008	2007	2006
Income (loss) before cumulative effect of a change in accounting principle	$1,077	12,162	15,797
SAB 108 cumulative adjustment	---	---	772
Cumulative effect of a change in accounting principle	---	---	44
	$1,077	12,162	16,613

We did not record any excess tax benefit generated from stock options exercised during the years ended December 31, 2008, 2007, and 2006 since we are in a net operating loss carryforward position and the income tax deduction will not yet reduce income taxes payable.  The cumulative excess tax benefits generated for stock options exercised that have not been recognized is $4.6 million at December 31, 2008.

We have an income tax receivable for federal and state alternative minimum tax paid in 2008 of $899,000.

Income tax expense consists of the following (amounts in thousands):

		Years ended December 31,
		2008	2007	2006
Current tax expense (benefit):
Federal taxes	$	---	436	(278)
State taxes		---	77	(81)
		---	513	(359)

Deferred tax expense:
Federal taxes		922	9,785	12,514
State taxes		155	1,864	3,642
		1,077	11,649	16,156
		$1,077	12,162	15,797

            (Continued)

GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

Total income tax expense differed from the “expected” income tax expense determined by applying the statutory federal income tax rate of 35% to income (loss) before income tax expense and cumulative effect of a change in accounting principle as follows (amounts in thousands):

	Years ended December 31,
	2008	2007	2006
“Expected” statutory tax expense (benefit)	$(803)	9,050	11,988
State income taxes, net of federal expense (benefit)	(48)	1,585	2,529
Income tax effect of nondeductible entertainment expenses	725	569	423
Impact of non-controlling interest attributable to non-tax paying entity	526	13	---
Income tax effect of nondeductible lobbying expenses	424	468	409
Income tax effect of nondeductible expenditures and other items, net	247	500	60
Other, net	6	(23)	388
	$1,077	12,162	15,797

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2008 and 2007 are summarized below (amounts in thousands):

	2008	2007
Current deferred tax assets, net of current deferred tax liability:
Compensated absences, accrued for financial reporting purposes	$2,771	2,196
Net operating loss carryforwards	---	2,033
Workers compensation and self insurance health reserves, principally due to accrual for financial reporting purposes	869	694
Accounts receivable, principally due to allowance for doubtful accounts	980	629
Deferred compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes	966	(401)
Other	2,257	583
Total current deferred tax assets	$7,843	5,734

            (Continued)

GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

	2008	2007
Long-term deferred tax assets:
Net operating loss carryforwards	$65,890	45,518
IRU revenue deferred for financial reporting purposes	20,658	---
Alternative minimum tax credits	3,055	3,160
Deferred compensation expense for financial reporting purposes in excess of amounts recognized for tax purposes	1,274	2,690
Asset retirement obligations in excess of amounts recognized for tax purposes	1,812	1,444
Share-based compensation expense for financial reporting purposes in excess of amounts recognized for tax purposes	2,079	---
Other	115	222
Total long-term deferred tax assets	94,883	53,034

Long-term deferred tax liabilities
Plant and equipment, principally due to differences in depreciation	108,015	68,278
Intangible assets	73,000	68,588
Other	55	462
Total long-term deferred tax liabilities	181,070	137,328
Net long-term deferred tax liabilities	$86,187	84,294

At December 31, 2008, we have (1) tax net operating loss carryforwards of $160.8 million that will begin expiring in 2011 if not utilized, and (2) alternative minimum tax credit carryforwards of $3.1 million available to offset regular income taxes payable in future years.  Our utilization of remaining acquired net operating loss carryforwards is subject to annual limitations pursuant to Internal Revenue Code section 382 which could reduce or defer the utilization of these losses.

We are no longer subject to U.S. or state tax examinations by tax authorities for years before 2005 except that  certain U.S. federal income tax returns for years after 1997 are not closed by relevant statutes of limitations due to unused net operating losses reported on those income tax returns.

Our tax net operating loss carryforwards are summarized below by year of expiration (amounts in thousands).

Years ending December 31,	Federal	State
2011	$759	759
2019	25,942	25,552
2020	44,744	43,797
2021	29,614	28,987
2022	14,081	13,788
2023	3,968	3,903
2024	544	---
2025	1,342	---
2026	337	---
2027	116	---
2028	39,400	43,663
Total tax net operating loss carryforwards	$160,847	160,449

            (Continued)

GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

Tax benefits associated with recorded deferred tax assets are considered to be more likely than not realizable through taxable income earned in carryback years, future reversals of existing taxable temporary differences, and future taxable income exclusive of reversing temporary differences and carryforwards. The amount of deferred tax asset considered realizable, however, could be reduced if estimates of future taxable income during the carryforward period are reduced.

(9)	Stockholder’s Equity

Common Stock
We were incorporated in 1997 and issued 100 shares of our no par Class A common stock to GCI in our initial capitalization.  We received all ownership interests in subsidiaries previously held by GCI and proceeds from GCI’s August 1, 1997 common stock offering.  We recorded $206.6 million associated with our initial capitalization.  All of our issued and outstanding Class A common stock is owned by GCI.

Share-Based Compensation
GCI’s 1986 Stock Option Plan, as amended ("Stock Option Plan"), provides for the grant of options and restricted stock awards (collectively "award") for a maximum of 15.7 million shares of GCI Class A common stock, subject to adjustment upon the occurrence of stock dividends, stock splits, mergers, consolidations or certain other changes in corporate structure or capitalization. If an award expires or terminates, the shares subject to the award will be available for further grants of awards under the Stock Option Plan. The Compensation Committee of GCI’s Board of Directors administers the Stock Option Plan. Substantially all restricted stock awards granted vest over periods of up to five years. Substantially all options vest in equal installments over a period of five years and expire ten years from the date of grant. The requisite service period of our awards is generally the same as the vesting period.  Options granted pursuant to the Stock Option Plan are only exercisable if at the time of exercise the option holder is our employee, non-employee director, or a consultant or advisor working on our behalf. New shares of GCI Class A common stock are issued when stock option agreements are exercised or restricted stock awards are made. GCI’s share repurchase program as described above may include the purchase of shares issued pursuant to stock option agreement exercise transactions.

The fair value of restricted stock awards is determined based on the number of shares granted and the quoted price of GCI’s common stock.  We use a Black-Scholes-Merton option pricing model to estimate the fair value of stock options issued under SFAS 123(R). The Black-Scholes-Merton option pricing model incorporates various and highly subjective assumptions, including expected term and expected volatility. We have reviewed our historical pattern of option exercises and have determined that meaningful differences in option exercise activity existed among employee job categories. Therefore, we have categorized these awards into two groups of employees for valuation purposes.

We estimated the expected term of options granted by evaluating the vesting period of stock option awards, employee’s past exercise and post-vesting employment departure behavior, and expected volatility of the price of the underlying shares.

We estimated the expected volatility of GCI’s common stock at the grant date using the historical volatility of GCI’s common stock over the most recent period equal to the expected stock option term and evaluated the extent to which available information indicated that future volatility may differ from historical volatility.

The risk-free interest rate assumption was determined using the Federal Reserve nominal rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. GCI and GCI, Inc. have never paid any cash dividends on GCI’s common stock and we do not anticipate paying any cash dividends in the foreseeable future. Therefore, we assumed an expected dividend yield of zero.

            (Continued)

GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

The following table shows our assumptions used to compute the share-based compensation expense for stock options granted during the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
Expected term (years)	5.2 – 6.8	5.2 – 6.8	5.4 – 8.0
Volatility	47.6% – 55.4%	41.5% – 54.3%	43.3% – 61.4%
Risk-free interest rate	1.6% – 3.4%	3.5% – 4.7%	4.7% – 5.0%

SFAS 123(R) requires us to estimate pre-vesting option forfeitures at the time of grant and periodically revise those estimates in subsequent periods if actual forfeitures differ from those estimates. We record share-based compensation expense only for those awards expected to vest using an estimated forfeiture rate based on our historical pre-vesting forfeiture data. Previously, we accounted for forfeitures as they occurred under the pro forma disclosure provisions of SFAS 123 for periods prior to 2006. The transition impact of adopting SFAS No. 123(R), attributed to accruing for expected forfeitures on outstanding share-based awards, totaled $108,000, which was reduced by income tax expense of $44,000 and is reported as cumulative effect of a change in accounting principle in the accompanying Consolidated Statement of Operations for the year ended December 31, 2006.

During the year ended December 31, 2008, we modified the option price of several performance based stock options as consideration for a modification of the performance target.  SFAS No. 123(R) requires that we recognize incremental compensation expense based on the difference between the fair value of the modified option as compared to the original option as of the modification date.  The modification resulted in $372,000 incremental expense that is expected to be recognized over the weighted average period of 1.0 years.

The weighted average grant date fair value of options granted during the years ended December 31, 2008, 2007 and 2006 was $3.10 per share, $7.03 per share and $6.92 per share, respectively. The total fair value of options vesting during the years ended December 31, 2008, 2007 and 2006 was $3.3 million, $3.3 million and $3.6 million, respectively.

We have recorded share-based compensation expense of $7.3 million for the year ended December 31, 2008, which consists of $7.3 million for employee share-based compensation expense and a $4,000 decrease in the fair value of liability-classified share-based compensation.  We recorded share-based compensation expense of $4.9 million for the year ended December 31, 2007, which consists of $6.2 million for employee share-based compensation expense and a $1.3 million decrease for liability-classified share-based compensation.  We recorded share-based compensation expense of $6.4 million for the year ended December 31, 2006, which consists of $4.8 million for employee share-based compensation expense and $1.6 million for liability-classified share-based compensation.  Share-based compensation expense is classified as selling, general and administrative expense in our consolidated Statements of Operations.  Unrecognized share-based compensation expense was $2.8 million relating to 413,000 restricted stock awards and $9.7 million relating to 2.5 million unvested stock options as of December 31, 2008. We expect to recognize share-based compensation expense over a weighted average period of 2.7 years for stock options and 1.7 years for restricted stock awards.

            (Continued)

GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

The following is a summary of the Stock Option Plan activity for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2005	6,543	$7.27

Options granted	1,003	$12.11
Options exercised	(1,606)	$6.74
Options forfeited and retired	(73)	$8.83
Outstanding at December 31, 2006	5,867	$8.22

Options granted	983	$12.85
Restricted stock awards granted	499	$13.04
Options exercised	(477)	$6.93
Restricted stock awards vested	(23)	$13.34
Options forfeited and retired	(98)	$9.69
Outstanding at December 31, 2007	6,751	$9.37

Options granted	751	$7.80
Restricted stock awards granted	45	$7.36
Options exercised	(71)	$5.77
Restricted stock awards vested	(131)	$12.05
Options forfeited and retired	(140)	$9.57
Outstanding at December 31, 2008	7,205	$9.08

Available for grant at December 31, 2008	918

The following is a summary of activity for stock options granted not pursuant to the Stock Option Plan for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2006, 2007, and 2008	150	$6.50

Available for grant at December 31, 2008	---

In January 2001 we entered into an aircraft operating lease agreement with a company owned by our President and CEO.  The lease was amended effective January 1, 2002 and February 25, 2005.  Upon signing the lease, the lessor was granted an option to purchase 250,000 shares of GCI Class A common stock at $6.50 per share, of which 150,000 shares remain available for purchase and expire on March 31, 2010.

            (Continued)

GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

The following is a summary of all outstanding stock options at December 31, 2008:

Options Outstanding
		Weighted Average
		Remaining		Aggregate
Range of	Shares	Contractual Life	Weighted Average	Intrinsic Value
Exercise Prices	(thousands)	(years)	Exercise Price	(thousands)
$3.11-$6.00	664	3.40	$5.50		$1,721
$6.01-$6.35	41	2.01	$6.12		$81
$6.36-$6.50	747	1.85	$6.50		$1,188
$6.51-$7.12	108	2.08	$7.09		$108
$7.13-$7.25	1,050	3.10	$7.25		$882
$7.26-$8.40	1,422	7.29	$8.04		$189
$8.41-$9.86	705	5.65	$9.54	$	---
$9.87-$12.99	1,680	7.90	$11.91	$	---
$13.00-$15.31	394	7.47	$13.21	$	---
$15.32-$15.48	1	8.08	$15.48	$	---
$3.11-$15.48	6,812	5.54	$8.88		$4,169

We had 6,812,000 total outstanding shares that excluded 393,000 restricted stock awards at December 31, 2008.

Options Exercisable
		Weighted Average
		Remaining		Aggregate
Range of	Shares	Contractual Life	Weighted Average	Intrinsic Value
Exercise Prices	(thousands)	(years)	Exercise Price	(thousands)
$3.11-$6.00	664	3.40	$5.50		$1,721
$6.01-$6.35	41	2.01	$6.12		$81
$6.36-$6.50	747	1.85	$6.50		$1,188
$6.51-$7.12	108	2.08	$7.09		$108
$7.13-$7.25	1,008	3.10	$7.25		$847
$7.26-$8.40	518	4.65	$8.17		$70
$8.41-$9.86	501	5.36	$9.48	$	---
$9.87-$12.99	525	7.34	$11.48	$	---
$13.00-$15.31	163	7.48	$13.24	$	---
$15.32-$15.48	0	8.08	$15.48	$	---
$3.11-$15.48	4,275	4.03	$7.95		$4,015

The total intrinsic values, determined as of the date of exercise, of options exercised in the years ended December 31, 2008, 2007 and 2006 were $214,000, $3.5 million and $9.8 million, respectively. GCI received $416,000 in cash from stock option exercises in the year ended December 31, 2008.  We received on GCI’s behalf $3.3 million and $11.5 million in cash from stock option exercises in the years ended December 31, 2007 and 2006, respectively. We used cash of $0, $0, and $5.8 million to settle stock option agreements in the years ended December 31, 2008, 2007 and 2006, respectively. We discontinued offering a cash-settlement exercise option to employees on October 23, 2006 and do not intend to cash-settle option exercises in the future.

            (Continued)

GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

Employee Stock Purchase Plan
In December 1986, GCI adopted an Employee Stock Purchase Plan (the “401(k) Plan”) qualified under Section 401 of the Internal Revenue Code of 1986. The 401(k) Plan provides for acquisition of GCI’s Class A and Class B common stock at market value. The 401(k) Plan permits each employee who has completed one year of service to elect to participate in the 401(k) Plan. Through December 31, 2008, eligible employees could elect to reduce their compensation by up to 50 percent of such compensation (subject to certain limitations) up to a maximum of $15,500. Beginning January 1, 2009, eligible employees can elect to reduce their compensation by up to 50 percent of such compensation (subject to certain limitations) up to a maximum of $16,500. Eligible employees may contribute up to 10 percent of their compensation with after-tax dollars, or they may elect a combination of salary reductions and after-tax contributions.

Eligible employees were allowed to make catch-up contributions of no more than $5,000 during the year ended December 31, 2008 and will be able to make such contributions limited to $5,500 during the year ended December 31, 2009. We do not match employee catch-up contributions.

We may match up to 100% of employee salary reductions and after tax contributions in any amount, decided by GCI’s Board of Directors each year, but not more than 10 percent of any one employee’s compensation will be matched in any year. Matching contributions vest over the initial six years of employment. For the year ended December 31, 2008, the combination of salary reductions, after tax contributions and matching contributions could not exceed the lesser of 100 percent of an employee’s compensation or $46,000 (determined after salary reduction). For the year ended December 31, 2007, the combination of salary reductions, after tax contributions and matching contributions could not exceed the lesser of 100 percent of an employee’s compensation or $45,000 (determined after salary reduction).

Employee contributions may be invested in GCI Class A common stock or various mutual funds.

In 2006 employee contributions received up to 100% matching, as determined by our Board of Directors each year, in GCI common stock. As of January 1, 2007, employee contributions receive up to 100% matching and employees self-direct their matching investment. Our matching contributions allocated to participant accounts totaled $5.8 million, $5.5 million, and $4.6 million for the years ended December 31, 2008, 2007, and 2006, respectively. The 401(k) Plan may, at its discretion, purchase shares of GCI common stock from GCI at market value or may purchase GCI’s common stock on the open market. We funded all of our employer-matching contributions through market purchases during the years ended December 31, 2008, 2007 and 2006.

Employees of our subsidiaries UUI and Unicom who meet certain age and length of service requirements may participate in a profit sharing and 401(k) deferred contribution plan.  We may match up to 100% of employee salary reductions up to the first 4% of an employee’s contribution.  The annual contribution to the profit sharing plan is at the discretion of the UUI and Unicom Board of Directors.  Matching contributions totaled $104,000 from June 1, 2008 through December 31, 2008.

(10)	Industry Segments Data
Our reportable segments are business units that offer different products and are each managed separately.

A description of our five reportable segments follows:

Consumer - We offer a full range of voice, video, data and wireless services to residential customers.

Network Access - We offer a full range of voice, data and wireless services to common carrier customers.

            (Continued)

GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

Commercial - We offer a full range of voice, video, data and wireless services to business and governmental customers.

Managed Broadband - We offer data services to rural school districts and hospitals and health clinics through our SchoolAccess® and ConnectMD® initiatives.

Regulated Operations - We offer voice, data and wireless services to residential, business, and governmental customers in areas of rural Alaska.

Corporate related expenses including engineering, information technology, accounting, legal and regulatory, human resources, and other general and administrative expenses for the years ended December 31, 2008, 2007, and 2006 are allocated to our Consumer, Network Access, Commercial, and Managed Broadband segments using segment margin for the years ended December 31, 2007, 2006, and 2005 respectively.  Bad debt expense for the years ended December 31, 2008, 2007, and 2006 is allocated to our Consumer, Network Access, Commercial and Managed Broadband segments using a combination of specific identification and allocations based upon segment revenue for the years ended December 31, 2008, 2007 and 2006, respectively.  Corporate related expenses and bad debt expense are specifically identified for our Regulated Operations segment and therefore, are not included in the allocations.

We evaluate performance and allocate resources based on adjusted EBITDA. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in note 1. Intersegment sales are recorded at cost plus an agreed upon intercompany profit.

We earn all revenues through sales of services and products within the United States. All of our long-lived assets are located within the United States of America, except 82% of our undersea fiber optic cable systems which transit international waters and all of our satellite transponders.

Summarized financial information for our reportable segments for the years ended December 31, 2008, 2007 and 2006 follows (amounts in thousands):

	Consumer	Network Access	Commercial	Managed Broadband	Regulated Operations	Total Reportable Segments
2008
Revenues:
Intersegment	$84	916	5,808	---	157	6,965
External	255,632	153,821	114,660	37,047	14,282	575,442
Total revenues	255,716	154,737	120,468	37,047	14,439	582,407
Cost of Goods Sold:
Intersegment	656	685	2,821	125	97	4,384
External	89,853	40,326	59,480	10,265	3,134	203,058
Total Cost of Goods Sold	90,509	41,011	62,301	10,390	3,231	207,442
Contribution:
Intersegment	(572)	231	2,987	(125)	60	2,581
External	165,779	113,495	55,180	26,782	11,148	372,384
Total contribution	165,207	113,726	58,167	26,657	11,208	374,965

            (Continued)

GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

Less SG&A		110,364	43,057	36,191	13,132	7,562	210,306
Plus share-based compensation		2,891	2,443	1,392	552	---	7,278
Plus non-cash contribution expense		199	177	76	28	---	480
Plus non-controlling interest		661	589	253	---	---	1,503
Plus other expense		(217)	---	---	---	---	(217)
Adjusted EBITDA		$58,949	73,647	20,710	14,230	3,586	171,122

2007
Revenues:
Intersegment	$	---	2,978	5,471	---	---	8,449
External		223,502	163,377	104,640	28,792	---	520,311
Total revenues		223,502	166,355	110,111	28,792	---	528,760
Cost of Goods Sold:
Intersegment		2,067	1,303	2,487	---	---	5,857
External		88,699	43,868	53,492	9,740	---	195,799
Total Cost of Goods Sold		90,766	45,171	55,979	9,740	---	201,656
Contribution:
Intersegment		(2,067)	1,675	2,984	---	---	2,592
External		134,803	119,509	51,148	19,052	---	324,512
Total contribution		132,736	121,184	54,132	19,052	---	327,104
Less SG&A		89,723	38,859	36,060	11,110	---	175,752
Plus share-based compensation		1,715	1,775	1,069	385	---	4,944
Plus non-controlling interest		13	16	7	---	---	36
Adjusted EBITDA		$46,808	82,441	16,164	8,327	---	153,740

2006
Revenues:
Intersegment	$	---	---	5,335	---	---	5,335
External		178,951	166,471	105,929	26,131	---	477,482
Total revenues		178,951	166,471	111,264	26,131	---	482,817
Cost of Goods Sold:
Intersegment		---	636	2,353	---	---	2,989
External		71,663	39,957	50,309	7,178	---	169,107
Total Cost of Goods Sold		71,663	40,593	52,662	7,178	---	172,096
Contribution:
Intersegment		---	(636)	2,982	---	---	2,346
External		107,288	126,514	55,620	18,953	---	308,375
Total contribution		107,288	125,878	58,602	18,953	---	310,721
Less SG&A		76,819	35,542	35,793	10,796	---	158,950
Plus share-based compensation		2,081	2,478	1,337	469	---	6,365
Plus other income		---	---	---	463	---	463
Adjusted EBITDA		$32,550	93,450	21,164	9,089	---	156,253

            (Continued)

GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

A reconciliation of reportable segment revenues to consolidated revenues follows (amounts in thousands):

Years ended December 31,	2008	2007	2006
Reportable segment revenues	$582,407	528,760	482,817
Less intersegment revenues eliminated in consolidation	6,965	8,449	5,335
Consolidated revenues	$575,442	520,311	477,482

A reconciliation of reportable segment earnings from adjusted EBITDA, as adjusted to consolidated income (loss) before income taxes and cumulative effect of a change in accounting principle follows (amounts in thousands):

Years ended December 31,	2008	2007	2006
Reportable segment adjusted EBITDA	$171,122	153,740	156,253
Less depreciation and amortization expense	114,369	87,615	82,099
Less share-based compensation expense	7,278	4,944	6,365
Less net loss attributable to the non-controlling interest	1,503	36	---
Less non-cash contribution expense	480	---	---
Less other income	---	---	463
Plus other expense	217	---	---
Consolidated operating income	47,709	61,145	67,326
Less other expense, net	50,004	35,286	33,073
Consolidated income (loss) before income taxes and cumulative effect of a change in accounting principle	$(2,295)	25,859	34,253

Assets at December 31, 2008, 2007 and 2006 and capital expenditures for the years ended December 31, 2008, 2007 and 2006 are not allocated to reportable segments as our Chief Operating Decision Maker does not review a balance sheet or capital expenditures by segment to make decisions about resource allocations or to evaluate segment performance.

We earn revenues included in the Network Access segment from a major customer. We earned revenues from our major customer, net of discounts, of $65.0 million, $71.6 million and $93.4 million for the years ended December 31, 2008, 2007 and 2006, respectively. As a percentage of total revenues, our major customer’s revenues totaled 11.3%, 13.8% and 19.6% for the years ended December 31, 2008, 2007 and 2006, respectively

(11)	Financial Instruments

Fair Value of Financial Instruments
The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. At December 31, 2008 and 2007 the fair values of cash and cash equivalents, net receivables, current portion of notes receivable, accounts payable, accrued payroll and payroll related obligations, accrued interest, accrued liabilities, and subscriber deposits approximate their carrying value due to the short-term nature of these financial instruments. The carrying amounts and estimated fair values of our financial instruments at December 31, 2008 and 2007 follow (amounts in thousands):

            (Continued)

GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Current and long-term debt and capital lease obligations	$817,160	723,403	541,249	512,853
Other liabilities	63,867	63,727	11,596	11,380

The following methods and assumptions were used to estimate fair values:

Current and long-term debt and capital lease obligations:  The fair value of our Senior Notes is estimated based on the quoted market price for the same issue. The fair value of our Senior Credit Facility is estimated to approximate the carrying value because these instruments are subject to variable interest rates. The fair value of the Rural Utilities Services Debt and CoBank Mortgage Note Payable are valued at the discounted amount of future cash flows using our current incremental rate of borrowing on our Senior Credit Facility.  The fair value of our capital leases and capital leases due to related party are estimated based upon the discounted amount of future cash flows using our current incremental rate of borrowing on our Senior Credit Facility.

Other Liabilities:  Deferred compensation liabilities have no defined maturity dates therefore the fair value is the amount payable on demand as of the balance sheet date. Asset retirement obligations are recorded at their fair value and, over time, the liability is accreted to its present value each period. Lease escalation liabilities are valued at the discounted amount of future cash flows using the Senior Credit Facility interest rate at December 31, 2008. Our non-employee share-based compensation awards are reported at their fair value at each reporting period.

Fair Value Measurements
On January 1, 2008, we partially adopted SFAS No. 157 “Fair Value Measurements,” which did not have a material impact on our consolidated financial statements. We partially adopted SFAS No. 157 due to the issuance of FSP FASB 157-2, “Effective Date of FASB Statement No. 157.”  SFAS No. 157 defines fair value, establishes a common framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements for assets and liabilities. SFAS No. 157 does not require additional assets or liabilities to be accounted for at fair value beyond that already required under other U.S. GAAP accounting standards. FSP No. 157-2 deferred the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Included in the scope of FSP No. 157-2 are nonfinancial assets and liabilities acquired in business combinations and impaired assets. The effective date for nonfinancial assets and nonfinancial liabilities has been delayed by one year to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. We continue to assess the deferred portion of SFAS No. 157.

In accordance with the provisions of FSP No. 157-2, we have applied the provisions of SFAS No. 157 only to our financial assets and liabilities recorded at fair value, which consist of trading securities and interest rate caps. SFAS No. 157 establishes a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations. Level 1 inputs, the highest priority, are quoted prices in active markets for identical assets or liabilities. Level 2 inputs reflect other than quoted prices included in Level 1 that are either observable directly or through corroboration with observable market data. Level 3 inputs are unobservable inputs, due to little or no market activity for the asset or liability, such as internally-developed valuation models.

            (Continued)

GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2008 were as follows (amounts in thousands):

	Observable Inputs Level 1	Other Observable Inputs Level 2	Unobservable Inputs Level 3	Total
Assets
Money market funds and U.S. government securities	$1,563	---	---	1,563
Derivative financial instruments	---	7	---	7
Total assets at fair value	$1,563	7	---	1,570

The valuation of our marketable securities is determined using quoted market prices utilizing market observable inputs. Derivative financial instruments are determined using mid-market quotations that are based on actual bid/ask quotations shown on reliable electronic information screens as of December 31, 2008.

(12)	Related Party Transactions
We entered into a long-term capital lease agreement in 1991 with the wife of our President and CEO for property occupied by us. The leased asset was capitalized in 1991 at the owner’s cost of $900,000 and the related obligation was recorded in the accompanying financial statements. The lease agreement was amended in April 2008 and we have increased our existing capital lease asset and liability by $1.3 million to record the extension of this capital lease. The amended lease terminates on September 30, 2026.

In January 2001 we entered into an aircraft operating lease agreement with a company owned by our President and CEO. The lease was amended effective January 1, 2002 and February 25, 2005. The lease term is month-to-month and may be terminated at any time upon one hundred and twenty days written notice. The monthly lease rate is $75,000. Upon signing the lease, the lessor was granted an option to purchase 250,000 shares of GCI Class A common stock at $6.50 per share, of which 150,000 shares remain and were exercisable at December 31, 2008. We paid a deposit of $1.5 million in connection with the lease. The deposit will be repaid to us upon the earlier of six months after the agreement terminates, or nine months after the date of a termination notice. The lessor may sell to us the stock arising from the exercise of the stock option or surrender the intrinsic value of the right to purchase all or a portion of the stock option to repay the deposit, if allowed by our debt instruments in effect at such time.

(13)	Commitments and Contingencies

Operating Leases as Lessee
We lease business offices, have entered into site lease agreements and use satellite transponder and fiber capacity and certain equipment pursuant to operating lease arrangements. Many of our leases are for multiple years and contain renewal options.  Rental costs, including immaterial amounts of contingent rent expense, under such arrangements amounted to $35.7 million, $34.6 million and $32.8 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Capital Leases
We entered into a long-term capital lease agreement in 1991 with the wife of our President and CEO for property occupied by us as further described in note 12.

On March 31, 2006, through our subsidiary GCI Communication Corp. we entered into an agreement to lease transponder capacity on Intelsat, Ltd.’s (“Intelsat”) Galaxy 18 spacecraft that successfully

            (Continued)

GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

launched on May 21, 2008. We are also leasing capacity on the Horizons 1 satellite, which is owned jointly by Intelsat and JSAT International, Inc. The leased capacity replaced our existing transponder capacity on Intelsat’s Galaxy XR satellite.

The Intelsat Galaxy 18 C-band and Ku-Band transponders are being leased over an expected term of 14 years. The present value of the lease payments, excluding telemetry, tracking and command services and back-up protection, is $98.6 million. We have recorded a capital lease obligation and an addition to our Property and Equipment at December 31, 2008.

In June 2008 Galaxy XR was taken out of service resulting in the removal of the remaining $8.8 million net book value and the recognition of an $8.8 million warranty receivable.  We applied $8.4 million of the warranty receivable to offset our cash obligation relating to the capital lease during the year ended December 31, 2008, resulting in an outstanding warranty receivable of $465,000 as of December 31, 2008.

A summary of future minimum lease payments (amounts in thousands):

Years ending December 31:	Operating	Capital
2009	$16,401	11,646
2010	8,703	11,656
2011	7,387	11,672
2012	5,601	11,732
2013	4,797	11,742
2014 and thereafter	17,429	101,983
Total minimum lease payments	$60,318	160,431
Less amount representing interest		60,102
Less current maturity of obligations under capital leases		4,432
Long-term obligations under capital leases, excluding current maturity		$95,897

The leases generally provide that we pay the taxes, insurance and maintenance expenses related to the leased assets. Several of our leases include renewal options, escalation clauses and immaterial amounts of contingent rent expense. We have no leases that include rent holidays. We expect that in the normal course of business leases that expire will be renewed or replaced by leases on other properties.

Operating Lease and IRU Revenue
We enter into lease or service arrangements for IRU capacity on our fiber optic cable systems to third parties and for many of these leases or service arrangements, we received up-front cash payments.  We have $52.6 million in deferred revenue at December 31, 2008 representing cash received from customers for which we will recognize revenue in the future.  The arrangements under operating lease or service arrangements expire on various dates through 2029.  The revenue will be recognized over the term of the agreements.

            (Continued)

GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

A summary of minimum future lease or service arrangement cash receipts including the lease of IRUs and the provision of certain other service are as follows (amounts in thousands):

Years ending December 31,
2009	$18,902
2010	7,356
2011	5,399
2012	4,940
2013	4,936
2014 and thereafter	46,586
Total minimum future service revenues	$88,119

The cost of assets that are leased to customers is $226.0 million and $22.9 million as of December 31, 2008 and 2007, respectively.  The carrying value of assets leased to customers is $152.1 million and $13.1 million as of December 31, 2008 and 2007, respectively.

Letters of Credit
We have letters of credit totaling $4.0 million outstanding under our Senior Credit Facility as follows:

•	$3.4 million to secure payment of certain access charges associated with our provision of telecommunications services within the State of Alaska,
•	$529,000 to meet obligations associated with our insurance arrangements, and
•	$100,000 to secure right of way access.

Wireless Service Equipment Obligation
We have entered into an agreement to purchase hardware and software capable of providing wireless service to small markets in rural Alaska as a reliable substitute for standard wire line service.  The agreement has a total remaining commitment of $13.3 million.  We paid $3.8 million in 2008 and expect to pay $4.8 million, $5.1 million, and $3.4 million during the years ended December 31, 2009, 2010, and 2011, respectively.

IRU Purchase Commitment
On July 31, 2006, through our subsidiary GCI Communication Corp. we entered into an agreement to purchase IRU capacity in the Kodiak-Kenai Cable Company, LLC’s marine-based fiber optic cable system linking Anchorage to Kenai, Homer, Kodiak and Seward, Alaska. The new system was placed into service in December 2006. We accepted the first installment of our IRU capacity in December 2006 and the second installment in January 2009. We have committed to purchase a minimum of $5.0 million to $5.5 million in additional IRU capacity in two installments through 2011.

Guaranteed Service Levels
Certain customers have guaranteed levels of service with varying terms. In the event we are unable to provide the minimum service levels we may incur penalties or issue credits to customers.

Self-Insurance
We are self-insured for damage or loss to certain of our transmission facilities, including our buried, undersea, and above-ground transmission lines. If we become subject to substantial uninsured liabilities due to damage or loss to such facilities, our financial position, results of operations or liquidity may be adversely affected.

Litigation, Disputes, and Regulatory Matters
We are involved in various lawsuits, billing disputes, legal proceedings, and regulatory matters that have arisen from time to time in the normal course of business. While the ultimate results of these items

            (Continued)

GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

cannot be predicted with certainty we do not expect, at this time, that the resolution of them will have a material adverse effect on our financial position, results of operations or liquidity.

In the third quarter of 2008, Alaska DigiTel received a request for documents pursuant to a notification of investigation from the FCC’s Office of the Inspector General in connection with its review of Alaska DigiTel’s compliance with program rules and requirements under certain USF programs. The request covers the period beginning January 1, 2004 through August 31, 2008, and relates to amounts received by Alaska DigiTel and its affiliates during that period.  We have been and intend to continue fully complying with this request on behalf of Alaska DigiTel and the GCI companies as affiliates.  This request has not had a material impact on our statement of operations, financial position or cash flows but given the preliminary nature of this request we are unable to assess the ultimate resolution of this matter.

Alaska Communications Systems (“ACS”) Access Service Pricing
On May 22, 2006, the ACS subsidiary serving Anchorage filed a petition with the FCC, seeking forbearance from regulation of interstate broadband and access services. On August 20, 2007, the FCC granted in part and denied in part the requested relief, requiring that ACS comply with certain safeguards to ensure the relief granted would not result in harm to consumers or competition.  On September 19, 2007, GCI and ACS both filed petitions for reconsideration on discrete findings in the order.  The petitions are pending and we cannot predict the final outcome of the proceeding at this time.  On October 22, 2008, ACS filed a petition to convert to price cap regulation the access services it provides in each of its operating areas.  We cannot predict at this time the outcome of the proceeding or the effect on our cost of purchasing ACS access services.

Universal Service
The USF pays subsidies to ETCs to support the provision of local access service in high-cost areas. Under FCC regulations, we have qualified as a competitive ETC in the Anchorage, Fairbanks, Juneau, MTA, Mukluk, Ketchikan, Fort Wainwright/Eielson, and Glacier State study areas. Without ETC status, we would not qualify for USF subsidies in these areas or other rural areas where we propose to offer local access services, and our revenue for providing local access services in these areas would be materially adversely affected.

On May 1, 2008, the FCC issued an order adopting the recommendation of the Federal State Joint Board on Universal Service (“Joint Board”) to impose a state-by-state interim cap on high cost funds to be distributed to competitive ETCs.  As part of the revised policy, the FCC adopted a limited exception from the cap for competitive ETCs serving tribal lands or Alaska Native regions.  While the operation of the cap will generally reduce the high cost fund amounts available to competitive ETCs as new competitive ETCs are designated and as existing competitive ETCs acquire new customers, providers like us who serve tribal lands or Alaska Native regions were provided some relief.  On March 5, 2009, the FCC issued an additional order waiving a previously adopted limitation to the exception, the result of which is to provide uncapped support for all lines served by competitive ETCs for tribal lands or Alaska Native regions during the time the interim cap is in effect.  The uncapped support for tribal lands or Alaska Native regions and the cap for all other regions will be in place until the FCC takes action on proposals for long term reform.

Cable Service Rate Reregulation
Federal law permits regulation of basic cable programming services rates. However, Alaska law provides that cable television service is exempt from regulation by the RCA unless 25% of a system’s subscribers request such regulation by filing a petition with the RCA. At December 31, 2008, only the Juneau system is subject to RCA regulation of its basic service rates. No petition requesting regulation has been filed for any other system. The Juneau system serves 7% of our total basic service subscribers at December 31, 2008.

Dobson Resale Agreement
We had a distribution agreement with Dobson allowing us to resell Dobson wireless services.  AT&T Mobility acquired Dobson, including its Alaska properties, on November 15, 2007. In December 2007 we

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GCI, INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements

signed an agreement with AT&T Mobility that provides for an orderly transition of our wireless customers from the Dobson/AT&T Mobility network in Alaska to our wireless facilities to be built in 2008 and 2009.  The agreement allows our current and future customers to use the AT&T Mobility network for local access and roaming during the transition period.  The four-year transition period, which expires June 30, 2012, provides us adequate time to replace the Dobson/AT&T Mobility network in Alaska with our own wireless facilities. Under the agreement AT&T Mobility’s obligation to purchase network services from us terminated as of July 1, 2008. AT&T Mobility has agreed to provide us with a large block of wireless network usage at no charge to facilitate the transition of our customers.  We will pay for usage in excess of that base transitional amount.  This grant of service will reduce the Cost of Goods Sold during the four-year period ended June 30, 2012, that we would have otherwise recognized in accordance with the new agreement, however we are unable to estimate the impact this agreement will have on our Cost of Goods Sold.

CDMA Network Expansion
During 2007 Alaska DigiTel and GCI signed an agreement with a customer to build-out Alaska DigiTel's CDMA network to provide expanded roaming area coverage.  If we fail to meet the schedule, the customer has the right to terminate the agreement and we may be required to pay up to $16.0 million as liquidated damages.  We expect to meet the deadlines imposed by the build-out schedule and therefore expect our expenditures to result in an expansion of our wireless facilities rather than payment of the liquidated damages. We spent $28.1 million in 2008 to partially complete the CDMA network build-out.

(14)	Non-controlling Interest
On January 1, 2009, we adopted SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements" which amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements.”  This standard requires non-controlling interests to be treated as a separate component of equity, but apart from the parent’s equity, and not as a liability or other item outside of equity.  This standard also specifies that consolidated net income attributable to the parent and to non-controlling interests be clearly identified and presented on the face of the consolidated statement of operations.  Previously, we had reported minority interests (non-controlling interests) as a reduction in arriving at income before income tax expense and cumulative effect of a change in accounting principle.  In addition, this standard specifies that changes to parent’s ownership interest while it retains a controlling financial interest should be accounted for as equity transactions.  This standard also expands disclosure in the financial statements to include a reconciliation of the beginning and ending balances of the equity attributable to the parent and non-controlling owners and a schedule showing the effects of changes in a parent’s ownership interest in a subsidiary on the equity attributable to the parent.  The adoption of this standard did not have a material impact on our consolidated financial statements; however it did change the presentation of minority interests (non-controlling interests) in our consolidated financial statements.

As a result of the required retrospective application of the presentation and disclosure provisions of the SFAS No. 160 our income (loss) before income tax expense and cumulative change in accounting principle changed from $(792) previously reported to $(2,295) for the year ended December 31, 2008 and from $25,895 previously reported to $25,859 for the year ended December 31, 2007.  Our net income (loss) previously reported was $(1,869) and is now $(3,372) for the year ended December 31, 2008 and our net income (loss) previously reported was $13,733 and is now $13,697 for the year ended December 31, 2007.  There was no change in total stockholder’s equity as of December 31, 2008. For the year ended December 31, 2007, total stockholder’s equity as previously reported was $252,955 and is now $259,433.  There were no adjustments to the consolidated statements of cash flows for the years ended December 31, 2008 and 2007.  There was no impact upon adoption of SFAS No 160 for the year ended December 31, 2006 to our consolidated financial statements.

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GCI, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(15)	Fluctuations in Fourth Quarter Results of Operations (Unaudited)

The following is a summary of unaudited quarterly results of operations for the years ended December 31, 2008 and 2007(amounts in thousands):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2008
Total revenues	$134,674	142,461	151,660	146,647
Operating income	$9,714	14,045	15,980	7,970
Net income (loss) attributable to GCI, Inc.	$436	1,832	265	(4,402)

2007
Total revenues	$125,031	129,890	134,090	131,300
Operating income	$12,570	19,444	15,172	13,959
Net income attributable to GCI, Inc.	$2,306	5,918	2,956	2,553

During the fourth quarter of 2008, we recognized additional expense of $1.6 million related to the conversion of customer wireless phones to our facilities, $1.8 million in compensation related costs, additional depreciation due to the build out of our wireless facilities, and a reduction in revenues due to continuing implementation of the new distribution agreement with AT&T Mobility.

No significant, unusual or infrequently occurring items were recognized in the fourth quarter of 2007.